Exhibit 4.22

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED,

as Issuer

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC,

as Guarantor

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED,

as Trustee

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Paying Agent and Exchange Agent

and

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH,

as Note Registrar and Transfer Agent

INDENTURE

Dated as of July 17, 2020

4.00% Exchangeable Senior Notes due 2025

i

ii

iii

INDENTURE, dated as of July 17, 2020 (this “Indenture”), among ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED, a Jersey public limited company, as issuer (the “Company,” as more fully set forth in Section 1.01), ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC, a public limited company incorporated under the laws of England and Wales, as guarantor (the “Guarantor,” as more fully set forth in Section 1.01), and BNY Mellon Corporate Trustee Services Limited, a limited company organized under the laws of England and Wales and having its registered office at One Canada Square, London E14 5AL, United Kingdom (registered company number 02631386), as trustee (the “Trustee,” as more fully set forth in Section 1.01), The Bank of New York Mellon, London Branch, as Paying Agent and Exchange Agent and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Note Registrar and Transfer Agent.

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of the Company’s 4.00% Exchangeable Senior Notes due 2025 (the “Notes”), initially in an aggregate principal amount not to exceed $100,000,000 (or $115,000,000 if the Initial Purchasers’ over-allotment option is exercised in full pursuant to the Purchase Agreement), and the Guarantor has duly authorized the Guarantee (as defined in this Indenture) thereof and each of them has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all acts and things necessary to make the Notes and the Guarantee, when the Notes are executed by the Company and this Indenture is executed by the Company and the Guarantor, respectively, and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture, the valid, binding and legal obligations of the Company and the Guarantor, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantor covenant and agree with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE I.
DEFINITIONS

Section 1.01          Definitions.  The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto will have the respective meanings specified in this Section 1.01.  The terms defined in this Article include the plural as well as the singular.

 “Additional Amounts” will have the meaning specified in Section 4.07.

“Additional Interest” means all amounts, if any, payable pursuant to Section 5.03 and Section 4.13.

“Additional Shares” will have the meaning specified in Section 9.03.

“Affiliate” will have the meaning set forth in Rule 144.

“Agent” means any Note Registrar, Paying Agent, Custodian, Exchange Agent, co-Note Registrar or additional paying agent or authentication agent duly appointed by the Trustee.

“Allotment Share Cap” will have the meaning specified in Section 9.13.

“Articles” means the Memorandum and Articles of Association of the Company in effect as of the Issue Date.

“Authorized Denomination” means, with respect to a Note, a minimum denomination of $1,000 or any integral multiple of $1,000 in excess thereof.

“Automatic Acceleration Event of Default” means an Event of Default specified in Section 5.01(i) or Section 5.01(j).

“Averaging Period” will have the meaning specified in Section 9.04(e).

“Bail in Legislation” will have the meaning specified in Section 12.16.

“Bail in Powers” will have the meaning specified in Section 12.16.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

(a)          such Person, pursuant to or within the meaning of any Bankruptcy Law:

(i)           commences a voluntary case;

(ii)          consents to the entry of an order for relief against it in an involuntary case;

(iii)         consents to the appointment of a bankruptcy custodian of it or for all or substantially all of its property;

(iv)         makes a general assignment for the benefit of its creditors; or

(v)          generally is unable to pay its debts as the same become due; or

(b)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)           is for relief against such Person in an involuntary case;

(ii)          appoints a bankruptcy custodian of such Person or for all or substantially all of its property; or

(iii)         orders the liquidation of such Person,

and, in the case of this clause (b), such order or decree remains unstayed and in effect for 60 days.

“Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors or any applicable insolvency or bankruptcy law in any other jurisdiction (including without limitation in England and Wales).

“Bid Solicitation Agent” means the Company or the Person appointed by the Company to solicit bids for the Trading Price of the Notes in accordance with Section 9.01(b)(i).  The Company will initially act as the Bid Solicitation Agent.

“Board of Directors” means the board of directors of the Company or the Guarantor, as applicable, or a committee of such board duly authorized to act for it hereunder.

“Board Resolutions” means a copy of a resolution certified by a duly authorized signatory on behalf of the Company or the Guarantor, as applicable, to have been duly adopted by the relevant Board of Directors and to be in full force and effect on the date of such certification.

“BRRD” will have the meaning specified in Section 12.16.

“BRRD Liability” will have the meaning specified in Section 12.16.

“BRRD Party” will have the meaning specified in Section 12.16.

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed or on which commercial banks are required or authorized by law to be closed in London, England.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Cash Settlement” will have the meaning specified in Section 9.02(a).

“Change in Tax Law” means any change in or amendment to the laws, rules or regulations of a Relevant Taxing Jurisdiction, or any change in an official interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental taxing authority or regulatory or administrative authority of such Relevant Taxing Jurisdiction (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative interpretation or determination), which change or amendment is officially announced and becomes effective (in the case of a change in any such laws, rules or regulations) or is publicly announced and becomes effective (in the case of a change in any such interpretation, administration or application) on or after the date of the Offering Memorandum (or, if the Relevant Taxing Jurisdiction was not a Relevant Taxing Jurisdiction on such date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture).

The term “close of business” means 5:00 p.m. (New York City time).

“Code” will have the meaning specified in Section 4.07.

“Combination Settlement” will have the meaning specified in Section 9.02(a).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person. For the avoidance of doubt, the Preference Shares shall not be considered Common Equity of the Company.

“Company” will have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article VII, will include its successors and assigns.

“Company Order” means a written order of the Company and the Guarantor, as applicable, signed by a duly authorized signatory on behalf of the Company or the Guarantor, as applicable, and delivered to the Trustee.

“Corporate Trust Office” means the corporate trust office of the Trustee at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at One Canada Square, London E14 5AL, United Kingdom), or such other address as the Trustee may designate from time to time by notice to the Holders, the Company and the Guarantor, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company and the Guarantor).

“Custodian” means initially, The Bank of New York Mellon, New York Branch, as custodian for DTC, with respect to the Global Notes, or any successor entity thereto.

“Daily Exchange Value” means, for each of the 40 consecutive Trading Days during the Observation Period, 1/40th of the product of (a) the Exchange Rate on such Trading Day and (b) the Daily VWAP on such Trading Day.

“Daily Measurement Value” means, the Specified Dollar Amount divided by 40.

“Daily Settlement Amount” means, for each of the 40 consecutive Trading Days during the Observation Period:

(a)          an amount of cash equal to the lesser of (1) the Daily Measurement Value; and (2) the Daily Exchange Value on such Trading Day; and

(b)          to the extent the Daily Exchange Value on such Trading Day exceeds the Daily Measurement Value, a number of Ordinary Shares equal to (1) the difference between the Daily Exchange Value and the Daily Measurement Value, divided by (2) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 40 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AY <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Ordinary Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).  The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“De-Legending Deadline Date” means, with respect to any Note, the 20th day after the Free Trade Date of such Note; provided, however, that if such 20th day is after a Regular Record Date and on or before the next Interest Payment Date, then the De-Legending Deadline Date for such Note will instead be the de immediately after such Interest Payment Date.

“Deed Poll” means that certain Deed Poll, dated as of July 17, 2020, executed by the Guarantor in favor of the Company and the holders of the Preference Shares.

“Default” means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

“Default Settlement Method” will initially be Cash Settlement; provided, however that, the Guarantor will have the right to change, from time to time, the Default Settlement Method by sending notice of the new Default Settlement Method to the Holders (and, in such case, the Company will simultaneously send a copy of such notice to the Trustee and the Exchange Agent).  In addition, the Guarantor may, by notice to the Holders, irrevocably fix the Settlement Method, to any Settlement Method that it is then permitted to elect, including if applicable fixing a Specified Dollar Amount or minimum Specified Dollar Amount, that will apply to all Note exchanges with an Exchange Date that is on or after the date the Guarantor sends such notice.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Deferral Exception” will have the meaning specified in Section 9.04(i).

“Depositary” means, with respect to each Global Note, the Person specified in Section 2.04 as the Depositary with respect to such Notes, until a successor will have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” will mean or include such successor.

“Depositary Procedures” means, with respect to any exchange, transfer, conversion or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“Distributed Cash” means cash and cash equivalents distributed, directly or indirectly, to the Guarantor in respect of investments in any person, in each case, held, directly or indirectly, by the Guarantor (other than (x) dividends or other distributions that are funded, directly or indirectly, with substantially concurrent cash investments, or cash investments that were not intended to be used by such person for capital expenditures or for operational purposes, by the Guarantor or any of its Subsidiaries in such Person, (y) withholding taxes and amounts subject to, or reasonably expected to be subject to repatriation requirements and (z) Net Disposition Proceeds in excess of $10,000,000 in the aggregate during any fiscal year) consisting of: (a) dividends; (b) capital redemptions; (c) interest or principal repayments in respect of indebtedness provided directly or indirectly by the Guarantor; and (d) the proceeds of any loan to the Guarantor from a Subsidiary of the Guarantor.

“Distributed Property” will have the meaning specified in Section 9.04(c).

“Distribution Threshold” means, for each calendar quarter in such calendar year, with respect to each regular quarterly cash distribution, the amount set forth below for the calendar year during which the relevant Ex-Dividend Date falls:

Calendar Year:	2020	2021	2022	2023	2024	2025
Distribution Threshold:	$0.4300	$0.4644	$0.5016	$0.5417	$0.5850	$0.6318

“DTC” means The Depository Trust Company or any successor thereof.

“Effective Date” will have the meaning specified in Section 9.03(c); provided that, solely for purposes of Section 9.04, “Effective Date” means the first date on which Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of Ordinary Shares under a separate ticker symbol or CUSIP number will not be considered “regular way.”

“Event of Default” will have the meaning specified in Section 5.01.

“EU Bail in Legislation Schedule” will have the meaning specified in Section 12.16.

“Ex-Dividend Date” means the first date on which Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Guarantor or, if applicable, from the seller of Ordinary Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of Ordinary Shares under a separate ticker symbol or CUSIP number will not be considered “regular way.”

“Exchange Agent” will have the meaning specified in Section 4.02.

“Exchange Date” will have the meaning specified in Section 9.02(c).

“Exchange Obligation” will have the meaning specified in Section 9.01(a).

“Exchange Price” means as of any date, $1,000 divided by the Exchange Rate as of such date.

“Exchange Rate” will have the meaning specified in Section 9.01(a).

“Executed Documentation” will have the meaning specified in Section 1.03(e).

“Expiration Date” will have the meaning specified in Section 9.04(e).

“Expiration Time” will have the meaning specified in Section 9.04(e).

“FATCA” will have the meaning specified in Section 4.07.

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” in substantially the form attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Notice of Exchange” means the “Form of Notice of Exchange” in substantially the form attached as Attachment 1 to the form of Note attached hereto as Exhibit A.

“Free Trade Date” means, with respect to any Note, the date that is one year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 under the Securities Act or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the Free Trade Date of such Note, such Note will not be Freely Tradable unless such Note (x) is not identified by a “restricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears a restricted Note legend that has not been deemed to be removed pursuant to the following sentence.  If the Company sends notice to the Trustee that the restricted note legend affixed to such Note no longer applies, then such legend will be deemed to be removed from such Note and such Note will be deemed to be identified by the “unrestricted” CUSIP and ISIN numbers that the Company has obtained for the Notes.  However, if such Note is a Global Note and DTC requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in its facilities, then (x) the Company will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of this definition of Freely Tradable and the provisions of Section 4.12, such Global Note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as the exchange or procedure is effected.

“Fundamental Change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)          (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Guarantor, Algonquin Power & Utilities Corp. and their respective Subsidiaries and the employee benefit plans of the Guarantor, Algonquin Power & Utilities Corp. and their respective Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity representing more than 50% of the voting power of the Guarantor’s Common Equity or (ii) Algonquin Power & Utilities Corp., any of its Subsidiaries, or its employee benefit plans, or any “group” within the meaning of Section 13(d) of the Exchange Act of which any of the foregoing is a part, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity representing more than 60% of the voting power of Guarantor’s Common Equity; provided, however, that, in each case, a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, (x) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” pursuant to a Schedule TO until such tendered securities are accepted for purchase or exchange thereunder or (y) any securities to the extent such beneficial ownership (A) arises solely as a result of a revocable proxy delivered to such “person” or “group” by a shareholder that is not, for the avoidance of doubt, a member of such “group” in response to a proxy or consent solicitation made pursuant to, and disclosed in accordance with, the applicable rules and regulations under the Exchange Act, and (B) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act;

(b)          the consummation of (i) any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision, combination or change in par value) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Guarantor pursuant to which the Ordinary Shares will be converted into cash, securities or other property, other than a merger of the Guarantor solely for the purpose of changing the Guarantor’s jurisdiction of incorporation that results in a reclassification, conversion or exchange of the Ordinary Shares solely into Ordinary Shares of the surviving entity; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person other than one of the Guarantor’s Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee, or the parent thereof, immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be a fundamental change pursuant to this clause (b) (this proviso, the “Majority Ownership Exception”);

(c)          the Guarantor’s stockholders approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

(d)          the Ordinary Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clauses (a) or (b) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the holders of the Ordinary Shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock, ordinary shares or depositary receipts that are listed or quoted (or depositary receipts representing shares of common stock, ordinary shares), in each case that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and such transaction or transactions constitute an Ordinary Share Change Event for which the Reference Property is such consideration (this proviso, the “Listed Stock Exception”).

If any transaction into which Ordinary Shares are replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the immediately preceding paragraph, following the effective date of such transaction), references to Guarantor in the definition of “Fundamental Change” above shall instead be references to such other entity.

For the purposes of the definition of “Fundamental Change,” (x) any transaction or event described in both clause (a) and clause (b)(ii) above (excluding the Majority Ownership Exception) will be deemed to occur solely pursuant to clause (b) above (subject to the Majority Ownership Exception).

“Fundamental Change Company Notice” will have the meaning specified in Section 10.01(c).

“Fundamental Change Repurchase Date” will have the meaning specified in Section 10.01(a).

“Fundamental Change Repurchase Notice” will have the meaning specified in Section 10.01(b)(i).

“Fundamental Change Repurchase Price” will have the meaning specified in Section 10.01(a).

“Global Note” will have the meaning specified in Section 2.04(b).

“Guarantee” means the guarantee of the Notes by the Guarantor, in accordance with the terms of this Indenture.

“Guaranteed Obligations” will have the meaning specified in Section 11.01.

“Guarantor” means the Person named as the “Guarantor” in the first paragraph of this Indenture and, subject to Article VII, will include its successor and assigns.

“Holder,” as applied to any Note, or other similar terms (but excluding the term “beneficial holder,” “beneficial owner” or “owner of a beneficial interest” or terms of similar import), means any Person in whose name at the time a particular Note is registered on the Note Register.

“Initial Purchasers” means J.P. Morgan Securities LLC, RBC Capital Markets, LLC and BMO Capital Markets Corp.

“Interest Payment Date” means each January 15 and July 15 of each year, beginning on January 15, 2021 (or such other date as may be specified in the certificate representing the applicable Note); provided that, if any Interest Payment Date falls on a day that is not a Business Day, the required payment will be made on the succeeding Business Day and no interest on such payment will accrue in respect of the delay.

“Issue Date” means July 17, 2020, the date on which the Notes were first authenticated and delivered under this Indenture.

“Last Original Issue Date” means, with respect to the Notes, and any Notes issued in exchange therefor or in substitution thereof, the later of (i) the Issue Date; and (ii) the last date any Notes are originally issued pursuant to the exercise of the Initial Purchasers’ over-allotment option pursuant to the Purchase Agreement.  If the Company issues any additional Notes after the completion of the issuance and sale of the Notes under the Purchase Agreement, then those Notes will have a different Last Original Issue Date.

“Last Reported Sale Price” of the Ordinary Shares on any date means the closing sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) per share on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are traded.  If the Ordinary Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” will be the last quoted bid price per share in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization.  If the Ordinary Shares are not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share on the relevant date from a nationally recognized independent investment banking firm selected by the Company for this purpose (which may include any of the Initial Purchasers).  The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Legal Holiday” means a day which is not a Business Day.

“Listed Stock Exception” will have the meaning specified in the definition of Fundamental Change in this Section 1.01.

“Majority Ownership Exception” will have the meaning specified in the definition of Fundamental Change in this Section 1.01.

“Make-Whole Fundamental Change” means (i) any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the Majority Ownership Exception, and, for the avoidance of doubt, including a Par Excess Merger Event) occurs prior to the Maturity Date, or (ii) the Company calls the Notes for Redemption.

“Market Disruption Event” means:

(i) for purposes of determining whether the Notes will be exchangeable pursuant to Section 9.01(b)(i), the occurrence or existence during the one half-hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which the Ordinary Shares are listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Ordinary Shares or in any options contracts or future contracts relating to the Ordinary Shares; and

(ii) for purposes of determining any Observation Period only, (x) a failure by the primary U.S. national or regional securities exchange or market on which the Ordinary Shares are listed or admitted for trading to open for trading during its regular trading session or (y) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Ordinary Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares.

“Material Non-Recourse Subsidiary” means any Non-Recourse Subsidiary (with respect to Sections 5.01(g), (i) and (j), individually or together with any other Non-Recourse Subsidiary in respect of which an Event of Default of the type set forth in such clauses has occurred and is continuing) that made distributions of cash and/or cash equivalents, directly or indirectly, to the Guarantor in an amount equal to or greater than 25% of the Distributed Cash during the most recently completed four fiscal quarters of the Guarantor.

“Maturity Date” means July 15, 2025.

“Measurement Period” will have the meaning specified in Section 9.01(b)(i).

“Net Disposition Proceeds” means, with respect to any disposition by the Guarantor or any of its Subsidiaries, an amount equal to (i) cash and cash equivalents payments (including any cash and cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Guarantor or such Subsidiary from such disposition, minus (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any indebtedness that is secured by the asset subject to such disposition and required to be repaid with the proceeds of (or in an amount equal to the proceeds of) such disposition, (B) the reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees paid to non- affiliated third parties) incurred by the Guarantor or such Subsidiary in connection with such disposition, (C) to the extent not included in (B) above, taxes required to be paid in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Disposition Proceeds) and (D) in the case of any disposition by a non-wholly owned Subsidiary of the Guarantor, all distributions and other payments required to be made to the minority interest holders in such Subsidiary as a result of such disposition.

“Non-Recourse Indebtedness” means indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a lien, guarantee or otherwise) to the Guarantor for the payment of such indebtedness.

“Non-Recourse Subsidiary” means (a) any Subsidiary of the Guarantor that (i) (A) is the owner, lessor and/or operator of (or is formed to own, lease or operate) one or more Projects or conducts activities reasonably related or ancillary thereto, (B) is the lessee or borrower (or is formed to be the lessee or borrower) in respect of Non-Recourse Indebtedness financing one or more Projects, and/or (C) develops or constructs (or is formed to develop or construct) one or more Projects, (ii) has no Subsidiaries and owns no material assets other than those assets or Subsidiaries necessary for the ownership, leasing, development, construction or operation of such Projects or any activities reasonably related or ancillary thereto and (iii) has no indebtedness other than intercompany indebtedness and Non-Recourse Indebtedness and (b) any Subsidiary of the Guarantor (i) that directly or indirectly owns all or a portion of the equity interests in one or more entities, each of which meets the qualifications set forth in clause (a) above, (ii) that has no Subsidiaries other than Subsidiaries which meet the qualifications set forth in clause (a) or clause (b)(i) above, (iii) that owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Projects or any activities reasonably related or ancillary thereto, and (iv) that has no indebtedness other than intercompany indebtedness and Non-Recourse Indebtedness.

“Note” or “Notes” will have the meaning specified in the first paragraph of the recitals of this Indenture.

“Note Register” will have the meaning specified in Section 2.04(a).

“Note Registrar” will have the meaning specified in Section 2.04(a).

“Notice of Exchange” will have the meaning specified in Section 9.02(b).

“Observation Period,” with respect to any Note surrendered for exchange, means: (i) subject to clause (ii) of this definition, if the relevant Exchange Date occurs prior April 15, 2025, the 40 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Exchange Date; (ii) if the relevant Exchange Date occurs on or after the date the Company has sent a Redemption Notice and before the related Redemption Date, the 40 consecutive Trading Days beginning on, and including, the 42nd Scheduled Trading Day immediately preceding such Redemption Date; and (iii) subject to clause (ii) of this definition, if the relevant Exchange Date occurs on or after April 15, 2025, the 40 consecutive Trading Days beginning on, and including, the 41st Scheduled Trading Day immediately preceding the Maturity Date.

“Offering Memorandum” means the preliminary offering memorandum dated July 14, 2020, as supplemented by the related pricing term sheet dated July 14, 2020, relating to the offering and sale of the Notes.

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed by a duly authorized signatory of the Company.  Each such certificate will include the statements provided for in Section 12.13 if and to the extent required by the provisions of such Section.  The duly authorized signatory of the Company giving an Officer’s Certificate pursuant to Section 2.04 will be the principal executive, financial or accounting officer of the Guarantor.

The term “open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, the Guarantor or other counsel, in each case that is reasonably acceptable to the Trustee, that is delivered to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein.  Each such opinion will include the statements provided for in Section 12.13 if and to the extent required by the provisions of such Section.

“Ordinary Share” means the ordinary shares of the Guarantor, par value $0.01 per share, at the date of this Indenture, subject to Section 9.07.

“Ordinary Share Change Event” will have the meaning specified in Section 9.07(a).

“Original Notes” means the $100,000,000 (or $115,000,000 if the Initial Purchasers’ over-allotment option is exercised in full pursuant to the Purchase Agreement) aggregate principal amount of Notes covered by the Offering Memorandum.

The term “outstanding,” when used with reference to Notes, will, subject to the provisions of Section 13.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee (or an authentication agent duly appointed by the Trustee) under this Indenture, except:

(a)          Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)          Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount will have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or will have been set aside and segregated in trust by the Company (if the Company will act as its own Paying Agent);

(c)          Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes will have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d)          Notes exchanged pursuant to Article IX and required to be cancelled pursuant to Section 2.07; and

(e)          Notes repurchased pursuant to the last sentence of Section 2.05.

“Par Excess Merger Event” will have the meaning specified in Section 10.06.

“Paying Agent” will have the meaning specified in Section 4.02.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in Authorized Denominations.

“Physical Settlement” will have the meaning specified in Section 9.02(a).

“Physical Settlement Upon Certain Distributions Notice” will have the meaning specified in Section 9.01(b)(ii).

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Preference Share” means an exchangeable redeemable preference share in the capital of the Company, with a par value of $0.01, with each such Preference Share being allotted at a price equal to a paid-up value of $1,000, and shall, where the context so admits, include a Preference Share required by this Indenture to have been issued but which has not been so issued and references to any amounts payable in respect of a Preference Share shall include amounts required to be paid in respect of a Preference Share required to have been issued pursuant to this Indenture but not so issued.

“Project” means property or other assets consisting of renewable energy, conventional power, electric transmission and water installation projects, in each case regardless of whether commercial or residential in nature.

“Purchase Agreement” means that certain Purchase Agreement, dated as of July 14, 2020, among the Company, the Guarantor and the representatives of the Initial Purchasers relating to the issuance and sale of the Original Notes.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Ordinary Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Guarantor, statute, contract or otherwise).

“Redemption” means the repurchase of any Note by the Company pursuant to Section 10.07.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice” will have the meaning specified in Section 10.07(e).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 10.07(e).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 10.07(d).

“Reference Property” will have the meaning specified in Section 9.07(a).

“Reference Property Unit” will have the meaning specified in Section 9.07(a).

“Regular Record Date,” with respect to any Interest Payment Date, means the January 1 or July 1 (whether or not such day is a Business Day) immediately preceding the applicable January 15 or July 15 Interest Payment Date, respectively.

“Relevant Resolution Authority” will have the meaning specified in Section 12.16.

“Relevant Taxing Jurisdiction” will have the meaning specified in Section 4.07(a).

“Resale Restriction Termination Date” shall have the meaning specified in Section 2.04(d).

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, any assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.04(d).

“Rule 144” means Rule 144 as promulgated under the Securities Act, as the same may be amended from time to time.

“Rule 144A” means Rule 144A as promulgated under the Securities Act, as the same may be amended from time to time.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Ordinary Shares are listed or admitted for trading.  If the Ordinary Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Amount” will have the meaning specified in Section 9.02(a)(ii).

“Settlement Method” means, with respect to any exchange of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Guarantor.

“Settlement Notice” will have the meaning specified in Section 9.02(a)(i).

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes being exchanged to be received upon exchange (excluding cash payable in lieu of any fractional share) as specified in the Settlement Notice or otherwise deemed to have been elected pursuant to the terms of this Indenture.

“Spin-Off” will have the meaning specified in Section 9.04(c).

“Stock Price” will have the meaning specified in Section 9.03(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” will have the meaning specified in Section 7.01(a).

“Tax Redemption Opt-Out Election” will have the meaning specified in Section 10.07(a)(ii).

“Tax Redemption Opt-Out Election Notice” will have the meaning specified in Section 10.07(a)(ii)(A).

“Tax Redemption With Irrevocable Physical Settlement” will have the meaning specified in Section 10.07(c).

The term “taxes” shall have the meaning specified in Section 4.07(a).

“Threshold Amount” means, as of any date of determination, an amount equal to $100.0 million.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act as so amended.

“Trading Day” means a day on which (i) trading in the Ordinary Shares (or other security for which a Last Reported Sale Price must be determined) generally occurs on The Nasdaq Global Select Market or, if the Ordinary Shares are not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares (or such other security) are then listed or, if the Ordinary Shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares (or such other security) are then listed or admitted for trading, (ii) there is no Market Disruption Event and (iii) a closing price for the Ordinary Shares (or closing price for such other security) are available on such securities exchange or market; provided that if the Ordinary Shares (or such other security) are not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon exchange only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Ordinary Shares generally occurs on The Nasdaq Global Select Market or, if the Ordinary Shares are not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares are then listed or admitted for trading, except that if the Ordinary Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $1,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers the Company selects for this purpose; provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of such two bids will be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid will be used.  If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of Notes from a nationally recognized securities dealer on any determination date, then the Trading Price per $1,000 principal amount of Notes on such determination date will be deemed to be less than 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the applicable Exchange Rate.  Any such determination will be conclusive absent manifest error.

“Transfer Agent” will have the meaning specified in Section 4.02.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee will have become such pursuant to the applicable provisions of this Indenture, and thereafter, “Trustee” will mean or include each Person who is then a Trustee hereunder.

“Underlying Shares Issuer” will have the meaning specified in Section 9.07(a).

“Valuation Period” will have the meaning specified in Section 9.04(c).

Section 1.02         [Reserved]

Section 1.03         Rules of Construction.

(a)          Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture or any Note will be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 5.03 and Section 4.13.  Unless the context otherwise requires, any express mention of Additional Interest in any provision of this Indenture or the Notes will not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

(b)          Unless the context otherwise requires, any reference to this Indenture will be deemed to include the Guarantee contained herein to the extent the Guaranteed Obligations relate to such reference.

(c)          For purposes of this Indenture and the Notes, (i) “or” is not exclusive; (ii) “will” expresses a command; and (iii) unless the context otherwise requires, (1) “including” means “including without limitation”; (2) words in the singular include the plural and in the plural include the singular; (3) the words “herein,” “hereof,” “hereunder,” and words of similar import (i) when used with regard to any specified Article, Section or subdivision, refer to such Article, Section or sub-division of this Indenture and (ii) otherwise, refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and (4) references to currency mean the lawful currency of the United States of America.

(d)          This Indenture is not qualified under, does not incorporate by reference and does not include, and is not subject to, any of the provisions of the TIA, including Section 316(b) thereof.

(e)          Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures.  The parties agree that this Indenture and all other related documents or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures.  Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto.  When the Trustee and Agents act on any Executed Documentation sent by electronic transmission, neither the Trustee nor the Agents will be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee and Agents shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person.  The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee and Agents acting on unauthorized instructions and the risk of interception and misuse by third parties.

ARTICLE II.
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01         Designation and Amount.  The Notes will be designated as the “4.00% Exchangeable Senior Notes due 2025.”  The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $100,000,000 (or $115,000,000 if the Initial Purchasers’ over-allotment option is exercised in full pursuant to the Purchase Agreement), subject to Section 2.05 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 2.04, Section 2.06, Section 2.08, Section 6.05 and Section 9.02 and Section 10.03.

Section 2.02          Form of Notes.  The Notes and the Trustee’s certificate of authentication to be borne by such Notes will be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which will constitute, and are hereby expressly incorporated in and made a part of this Indenture.  To the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the authorized signatories executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note will represent such principal amount of the outstanding Notes as will be specified therein and will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect repurchases, cancellations, conversions, transfers or exchanges permitted hereby.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon written instructions given by the Holder of such Notes in accordance with this Indenture.  Payment of principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note will be made to the Holder of such Note on the date of payment, unless a Record Date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03          Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes will be issuable in registered form without coupons in Authorized Denominations.  Each Note will be dated the date of its authentication and will bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.  Accrued interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.

(b)          The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date will be entitled to receive the interest payable on such Interest Payment Date.  The Company will pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to such Holders or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application will remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c)          Any Defaulted Amounts will forthwith cease to be payable to the Holder on the relevant payment date but will accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon will be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i)           The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which will be fixed in the following manner.  The Company will notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which will be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee will consent in writing to an earlier date), and at the same time the Company will deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or will make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided.  Thereupon the Company will fix a special record date for the payment of such Defaulted Amounts which will be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment.  The Company will promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, will cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Note Register, not less than 10 days prior to such special record date.  Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so mailed, such Defaulted Amounts will be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and will no longer be payable pursuant to the following clause (ii) of this Section 2.03(c).

(ii)          The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee.

Section 2.04         Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary.  (a) The Company will cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of Notes and of transfers of Notes.  Such register will be in written form or in any form capable of being converted into written form within a reasonable period of time.  The Bank of New York Mellon SA/NV, Luxembourg Branch is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided.  The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.04, the Company will execute, and the Trustee (or the authentication agent duly appointed by the Trustee) will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any Authorized Denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02.  Whenever any Notes are so surrendered for exchange, the Company will execute, and the Trustee (or the authentication agent duly appointed by the Trustee) will authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase or exchange will (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.  No service charge will be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or any Paying Agent for any exchange or registration of transfer of Notes, but the Company or the Trustee may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or other similar governmental charge required by law or permitted pursuant to Section 9.02(d) or Section 9.02(e).

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar will be required to exchange or register a transfer of (i) any Notes surrendered for exchange or, if a portion of any Note is surrendered for exchange, such portion thereof surrendered for exchange or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article X.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture will be the valid and binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b)          So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the seventh-to-last paragraph of Section 2.04(c), all Notes will be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or a nominee of the Depositary.  The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note will be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture and the procedures of the Depositary therefor.

(c)          Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.04(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for transfers of portions of a Global Note in certificated form made upon request of a member of, or a participant in, the Depositary (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section 2.04(c).

The Depositary will be a clearing agency registered under the Exchange Act.  The Company initially appoints DTC to act as Depositary with respect to each Global Note.  Initially, each Global Note will be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note or (iv) the Company and a beneficial owner of any Note so agree, the Company will execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, will authenticate and deliver (x) in the case of clause (iii) or (iv), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes will be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.04(c) will be registered in such names and in such Authorized Denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, will instruct the Trustee.  Upon execution and authentication, the Trustee will deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been exchanged, canceled, repurchased or transferred, such Global Note will be, upon receipt thereof, canceled by the Trustee in accordance with its customary procedures.  At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, exchanged, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note will, in accordance with the Trustee’s customary procedures, be appropriately reduced or increased, as the case may be, and an endorsement will be made on the Schedule of Exchanges of such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note).

Neither the Trustee nor any agent of the Trustee will have any responsibility or liability for any actions taken or not taken by the Depositary.

None of the Company, the Guarantor the Trustee or any agent of the Company, the Guarantor or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trustee will have the right to decline to authenticate and deliver any Notes under this Section if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith will determine that such action would expose the Trustee to personal liability to existing Holders.

(d)          Every Note that bears or is required under this Section 2.04(d) to bear the legend set forth in this Section 2.04(d) (together with any Ordinary Shares issued upon exchange of the Notes in accordance with Article IX that is required to bear the legend set forth in Section 2.04(e), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.04(d) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company and the Guarantor, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer.  As used in this Section 2.04(d) and Section 2.04(e), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the date (the “Resale Restriction Termination Date”) (a) that is one year (or such shorter period as is prescribed by Rule 144 under the Securities Act as then in effect or any successor rule without any volume or manner of sale restrictions or compliance by the Guarantor with any current public information requirements thereunder) after the Last Original Issue Date of the Notes (including issuance of additional Notes pursuant to the exercise of the Initial Purchasers’ over-allotment option pursuant to the Purchase Agreement) and (b) on which the Company has instructed the Trustee that the restrictive legend will no longer apply in accordance with the procedures described in this Indenture, any certificate evidencing a Note (and all securities issued in exchange therefor or substitution thereof, other than Ordinary Shares, if any, issued upon exchange thereof, which shall bear the legend set forth in Section 2.04(e), if applicable) shall bear a legend in substantially the following form (unless such Notes have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company and the Guarantor in writing, with notice thereof to the Trustee):

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS NOTE AND ANY ORDINARY SHARES ISSUABLE UPON EXCHANGE OF THIS NOTE (AND ANY BENEFICIAL INTEREST HEREIN OR THEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE DATE: (A) THAT IS ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE NOTES (INCLUDING ISSUANCE OF ADDITIONAL NOTES PURSUANT TO THE EXERCISE OF THE INITIAL PURCHASERS’ OVER-ALLOTMENT OPTION); AND (B) ON WHICH THE COMPANY HAS INSTRUCTED THE TRUSTEE THAT THIS LEGEND WILL NO LONGER APPLY IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSES (C) AND (D), THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS (WITH RESPECT TO CLAUSE (D) ONLY) OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

No transfer of any Note prior to the Resale Restriction Termination Date will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.04, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.04(d) and shall not be assigned a restricted CUSIP number.  The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the restrictive legend specified in this Section 2.04(d) and shall not be assigned a restricted CUSIP number.  The Company shall promptly notify the Trustee upon the occurrence of the Resale Restriction Termination Date and promptly after a registration statement, if any, with respect to the Notes or any Ordinary Shares issued upon exchange of the Notes has been declared effective under the Securities Act.

(e)          Until the Resale Restriction Termination Date, any stock certificate representing Ordinary Shares issued upon exchange of a Note shall bear a legend in substantially the following form (unless such Ordinary Shares have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Ordinary Shares have been issued upon exchange of a Note that has transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company and the Guarantor with written notice thereof to the Trustee and any transfer agent for the Ordinary Shares):

THE SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW), THIS SECURITY (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD, OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE DATE: (A) THAT IS ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE COMPANY’S 4.00% GREEN EXCHANGEABLE SENIOR NOTES DUE 2025 (INCLUDING THE LAST DATE OF ISSUANCE OF ADDITIONAL NOTES PURSUANT TO THE EXERCISE OF THE INITIAL PURCHASERS’ OVER-ALLOTMENT OPTION); AND (B) ON WHICH THE COMPANY HAS INSTRUCTED THE TRANSFER AGENT THAT THIS LEGEND WILL NO LONGER APPLY, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE FOR THE NOTES.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (C), THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Ordinary Shares (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such Ordinary Shares for exchange in accordance with the procedures of the transfer agent for the Ordinary Shares, be exchanged for a new certificate or certificates for a like aggregate number of Ordinary Shares, which shall not bear the restrictive legend required by this Section 2.04(e).

(f)           No Affiliate of the Company or the Guarantor may acquire any Note (or any beneficial interest therein) and upon any exchange, the Holder and beneficial owners will be deemed to represent that they are not such an Affiliate.

(g)          The Company shall cause any Note that is repurchased or owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.07.

Section 2.05         Additional Notes; Repurchases.  The Company may, without the consent of the Holders and notwithstanding Section 2.01, issue additional Notes hereunder with the same terms and with the same CUSIP number as the Notes initially issued hereunder in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal securities laws or income tax purposes, such additional Notes will have one or more separate CUSIP numbers.  Prior to the issuance of any such additional Notes, the Company will deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters required by Section 12.13.  The Company will cause any Notes repurchased in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements (other than Notes effectively repurchased pursuant to cash-settled swaps or cash-settled derivatives) to be surrendered to the Trustee for cancellation in accordance with Section 2.07.

Section 2.06      Mutilated, Destroyed, Lost and Stolen Notes.  If any mutilated Note is surrendered to the Trustee, the Company will execute and the Trustee (or an authentication agent duly appointed by the Trustee) will authenticate and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there is delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity bond as may be required by each of them to hold itself and any of its agents harmless, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, the Company will execute and upon its request the Trustee (or the authentication agent duly appointed by the Trustee) will authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note will constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.07         Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Note Registrar and the Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee will cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and will destroy such canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee) and deliver a certificate of such cancellation to the Company upon written request of the Company.  The Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

Section 2.08       Temporary Notes.  Until definitive Notes are ready for delivery, the Company may prepare and the Trustee (or an authentication agent duly appointed by the Trustee) will authenticate temporary Notes upon a Company Order.  Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company will prepare and the Trustee (or an authentication agent duly appointed by the Trustee) upon receipt of a Company Order will authenticate definitive Notes and date of maturity in exchange for temporary Notes.  Until so exchanged, temporary Notes will have the same rights under this Indenture as the definitive Notes.

ARTICLE III.
SATISFACTION AND DISCHARGE

Section 3.01         Satisfaction and Discharge.  This Indenture will, upon request of the Company or the Guarantor contained in an Officer’s Certificate, cease to be of further effect, and the Trustee, at the expense and written request of the Company or the Guarantor, as applicable, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when (a) (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced, paid or exchanged as provided in Section 2.06 and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)), have been delivered to the Trustee for cancellation; or (ii) the Company or the Guarantor has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether at the Maturity Date, at any Redemption Date, at any Fundamental Change Repurchase Date, upon exchange or otherwise, cash and/or Ordinary Shares or a combination thereof, as applicable (solely to satisfy the Guarantor’s Exchange Obligation, as applicable), sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company and the Guarantor; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.  Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company and the Guarantor to the Trustee under Section 15.03 will survive.

If the Company discharges its obligations under this Indenture pursuant to this Section 3.01, the Guarantor will be released from its obligations under the Notes, the Guarantee and this Indenture.

ARTICLE IV.
PARTICULAR COVENANTS OF THE COMPANY

Section 4.01         Payment of Principal and Interest.  The Company covenants and agrees that it will cause to be paid the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Notwithstanding anything to the contrary contained in the Indenture, the Company and any Paying Agent may, to the extent that it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or interest (including any Additional Interest) payments hereunder.

Section 4.02         Maintenance of Office or Agency.  The Company will maintain one or more Paying Agents (each, a “Paying Agent”) for the Notes. The Company will also maintain a Note Registrar, an exchange agent (“Exchange Agent”) and a transfer agent (“Transfer Agent”).  The initial Note Registrar will be The Bank of New York Mellon SA/NV, Luxembourg Branch and the initial Transfer Agent will be The Bank of New York Mellon SA/NV, Luxembourg Branch. The initial Exchange Agent will be The Bank of New York Mellon, London Branch.  The Note Registrar will maintain a register reflecting record ownership of the Global Notes and any Physical Notes outstanding from time to time, and the Transfer Agent will facilitate transfers of any Physical Notes on the Company’s behalf. However, the Company may change the Note Registrar, Paying Agent and Exchange Agent and the Company may appoint itself, the Guarantor or any of its or the Guarantor’s Subsidiaries to act in that capacity, without prior notice to the Holders of the Notes, provided however that the Company segregates and holds in a separate trust fund for the benefit of the Holders all money the Company or its Subsidiaries hold as Paying Agent and that no Note Registrar of the Notes will be kept in the United Kingdom.

Section 4.03         Appointments to Fill Vacancies in Trustee’s Office.  The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 15.05, a Trustee, so that there will at all times be a Trustee hereunder.

Section 4.04         Provisions as to Paying Agent. (a) If the Company appoints a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent agrees with the Trustee, subject to the provisions of this Section 4.04:

(i)           that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders of the Notes;

(ii)          that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes when the same is due and payable; and

(iii)         that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company will, on or before each due date of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) or accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b)          If the Company will act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) and accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same has become due and payable.

(c)          Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent will be released from all further liability but only with respect to such sums or amounts.

(d)          Any money and Ordinary Shares deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of, and accrued and unpaid interest on and the consideration due upon exchange of, any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable), interest or consideration due upon exchange has become due and payable will be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money and Ordinary Shares, and all liability of the Company as trustee thereof, will thereupon cease.

Section 4.05         Existence.  Subject to Article VII, each of the Company and the Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.06         SEC Reports.  (a) The Company will send to the Trustee copies of all reports that the Guarantor is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Guarantor is required to file the same (after giving effect to all applicable grace periods under the Exchange Act, including under the rules and regulations promulgated by the Commission); provided, however, that the Company need not send to the Trustee any material for which the Guarantor has received, or is seeking in good faith and has not been denied, confidential treatment by the Commission.  Any report that the Guarantor files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed via the EDGAR system (or such successor).  Upon the request of any Holder, the Trustee will provide (or procure delivery including by electronic means) to such Holder a copy of any report that the Company has sent the Trustee pursuant to this Section 4.06(a), other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence.

(b)          The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor).  The sending or filing of reports pursuant to Section 4.06(a) will not be deemed to constitute constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.07          Additional Amounts.

(a)          Requirement to Pay Additional Amounts.  All payments and deliveries made by, or on behalf of, the Company, the Guarantor or any of their respective Successor Companies under or with respect to the Notes, the Guarantee, the Preference Shares or the Deed Poll (including payment of the principal of, or (if applicable) the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, including (if applicable) any Additional Interest on, any Note or the delivery of the Preference Shares, Ordinary Shares, cash or any other consideration due upon exchange of, any Note or Preference Share) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest, additions to tax and other liabilities thereto) (collectively, “taxes”) of any nature, unless such withholding or deduction is required by law.  If any taxes are imposed or levied by or on behalf of or within the United Kingdom or Jersey or any other jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Company, the Guarantor or any Successor Company is, for tax purposes, organized, incorporated, resident or doing business, or through which payment is made or deemed to be made (each such jurisdiction, subdivision or authority, as applicable, a “Relevant Taxing Jurisdiction”) are required to be withheld or deducted from any payments or deliveries made by, or on behalf of, the Company or the Guarantor or any Successor Company under or with respect to the Notes, the Guarantee, the Preference Shares or the Deed Poll, then the Company, the Guarantor or such Successor Company, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received after such withholding or deduction (and after withholding or deducting any taxes on the Additional Amounts) will equal the amounts that would have been received had no such withholding or deduction been required; provided, however, that such obligation to pay Additional Amounts will not apply to:

(i)           any taxes that would not have been imposed but for:

(1)          the existence of any present or former connection between the Holder or beneficial owner of such Note (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (other than any connection arising merely from the acquisition, ownership or beneficial ownership of or disposition of such Note or the receipt of payments or deliveries or the enforcement rights thereunder, including under the Guarantee, the Preference Shares or Deed Poll), including such Holder or beneficial owner being or having been organized or incorporated in, a national, domiciliary or resident, or treated as a resident, of, or being or having been physically present or engaged in a trade or business, or having had a permanent establishment, in, such Relevant Taxing Jurisdiction;

(2)          in cases where presentation of such Note is required to receive such payment or delivery, the presentation of such Note after a period of thirty (30) days after the date on which such payment or delivery was made or duly provided for, except, to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts if it presented such Note for payment or delivery, as applicable, at the end of such thirty (30) day period; or

(3)          the failure of such Holder or beneficial owner to comply with a timely written request from the Company or the Successor Company, addressed to the Holder, to (x) provide certification, information, documentation or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with such Relevant Taxing Jurisdiction; or (y) make any declaration or satisfy any other reporting requirement relating to such matters, in each case if and to the extent that such Holder or beneficial owner is legally entitled to comply with such request and due and timely compliance with such request is required by statute, treaty, regulation or administrative practice of such Relevant Taxing Jurisdiction in order to reduce or eliminate such withholding or deduction;

(ii)          any estate, inheritance, gift, sale, transfer, personal property or similar tax or excise tax imposed on transfer of Notes;

(iii)         any tax that is payable other than by withholding or deduction from payments under or with respect to the Notes;

(iv)         any withholding or deduction required by (w) Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any current or future U.S. Treasury Regulations or rulings promulgated thereunder (“FATCA”); (x) any law, regulation or other official guidance enacted or promulgated in any jurisdiction implementing FATCA; (y) any inter-governmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement; or (z) any agreement under Section 1471(b)(1) of the Code with the U.S. Internal Revenue Service under FATCA;

(v)          any taxes imposed on or with respect to any payment under or with respect to a Note to a fiduciary, partnership or other person other than the sole beneficial owner of such payment, to the extent that Additional Amounts would not have been payable had such beneficial owner been the Holder of the Note;

(vi)         any taxes imposed in connection with a Note presented for payment (where presentation is permitted or required for payment) by or on behalf of a Holder or beneficial owner of the Holder to the extent such taxes could have been avoided by presenting the Note to, or otherwise accepting payment from, another paying agent; or

(vii)        any combination of items referred to in the preceding clauses (i) through (vi), inclusive, above.

In addition to the foregoing, but save as described in Section 9.02, the Company will also pay and indemnify the Trustee, the Holder and beneficial owner for any present or future stamp duty, stamp duty reserve tax, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to tax and other liabilities related thereto) that are levied by any taxing jurisdiction on the execution, delivery, issuance, registration or enforcement of any of the Notes, the Guarantee, the Preference Shares, the Ordinary Shares, the Deed Poll, this Indenture or any other document or instrument referred to therein, or the receipt of any payments with respect thereto (including the receipt of Preference Shares, Ordinary Shares, cash or any other consideration due upon exchange of a Note or Preference Share).

(b)          Interpretation of Indenture and Notes.  All references in this Indenture or the Notes to any payment on, or delivery with respect to, the Notes, the Guarantee, the Preference Shares or the Deed Poll (including payment of the principal of, or (if applicable) the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or (if applicable) Additional Interest on, any Note, or the delivery of any consideration due upon exchange of, any Note or Preference Share) will, to the extent that Additional Amounts are payable in respect thereof, be deemed to include the payment of such Additional Amounts.

If the Company or the Guarantor or any of their respective Successor Companies are required to make any deduction or withholding from any payments with respect to the Notes, the Company or the Guarantor or such respective Successor Companies, as applicable, will make such deductions and withholdings and will remit the full amount deducted or withheld to the relevant taxing jurisdiction in accordance with applicable law.  The Company or the Guarantor or such respective Successor Companies, as applicable, will use their reasonable efforts to obtain official tax receipts evidencing such remittance, and will deliver to the Trustee and the Paying Agent official tax receipts (or if, notwithstanding their efforts to obtain such receipts, such receipts are not obtained, other evidence of payment) evidencing such remittance to the relevant tax authorities of the amounts so withheld or deducted.  Copies of such receipts (or other evidence of payment) will be made available to Holders and beneficial owners of the Notes upon request.

The above obligations will survive termination, defeasance or discharge of this Indenture or any transfer by a Holder or beneficial owner of the Notes and will apply mutatis mutandis to any jurisdiction in which any Successor Company to the Company or the Guarantor is then, for tax purposes, incorporated, organized or resident or doing business (or any political subdivision or taxing authority thereof or therein) or any jurisdiction from or through which payment under or with respect to the Notes is made or deemed made (or any political subdivision or taxing authority thereof or therein).

Section 4.08         Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2020) an Officer’s Certificate stating whether or not the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.

In addition, the Company shall deliver to the Trustee, as soon as possible, and in any event within 30 days after the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof (provided that the Company will not be required to deliver such notice if the event of default is no longer continuing or has been cured).

Section 4.09          [Reserved]

Section 4.10         Stay, Extension and Usury Laws.  The Company and the Guarantor each covenants (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture or the Notes; and the Company and the Guarantor (to the extent they may lawfully do so) hereby expressly waive all benefit or advantage of any such law and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.11          Preference Share Covenants.

(a)          The Company shall, and the Guarantor shall cause the Company to, keep available at all times, free of preemptive rights, the full number of Preference Shares issuable upon exchange of the Notes.

(b)          The Company shall not, and the Guarantor shall cause the Company not to, (i) alter its share capital or amend its Articles so as to prevent, hinder or impair the Holders’ right to exchange their Notes for cash, Ordinary Shares or a combination thereof or (ii) amend its Articles such that the Company may issue Preference Shares other than upon exchange of the Notes pursuant to the terms of this Indenture.

(c)          The Guarantor hereby undertakes to and covenants with the Trustee that:

(i)           in the event of the Company failing to comply with its obligations pursuant to the settlement provisions of Section 9.02, the Guarantor will cause the Company to comply with such obligations; and

(ii)          so long as any Note remains outstanding, the Guarantor will perform all of its obligations under the Deed Poll.

Section 4.12         Rule 144A Information Requirement and Annual Reports.

(a)          At any time the Guarantor is not subject to Section 13 or 15(d) of the Exchange Act, the Guarantor will, so long as any of the Notes or Ordinary Shares issuable upon exchange thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and will, upon written request, provide to any Holder, beneficial owner or prospective purchaser of such Notes or any Ordinary Shares issuable upon exchange of such Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or Ordinary Shares pursuant to Rule 144A under the Securities Act.  The Guarantor shall take such further action as any Holder or beneficial owner of such Notes or Ordinary Shares may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Notes or Ordinary Shares in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(b)          Delivery of the reports and documents pursuant to subsection (a) above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.13          Additional Interest.

(a)          If, at any time during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date of the Notes issued pursuant to the Purchase Agreement, the Guarantor fails to timely file any report (other than reports on Form 6-K) that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder, including under the rules and regulations promulgated by the Commission), then Additional Interest will accrue on such Note for each day during such period on which such failure is continuing. In addition, Additional Interest will accrue on a Note on each day on which such Note is not Freely Tradable on or after the De-Legending Deadline Date for such Note.

(b)          Any Additional Interest that accrues on a Note pursuant to Section 4.13(a) will be payable on the same dates and in the same manner as the stated interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first ninety (90) days on which Additional Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof. For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the stated interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Additional Interest pursuant to Section 5.03 that accrues on such Note. In no event will Additional Interest, together with any Additional Interest pursuant to Section 5.03, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%)

(c)          The Company will send to the Holder of each Note of the commencement and termination of any period in which Additional Interest accrues on such Note.

ARTICLE V.
DEFAULTS AND REMEDIES

Section 5.01         Events of Default.  The following events will be “Events of Default” with respect to the Notes:

(a)          default, by the Company or the Guarantor, in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b)          default, by the Company or the Guarantor, in the payment of principal (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)          failure by the Company or the Guarantor to comply with their respective obligations to exchange the Notes and any Preference Shares, as applicable, in accordance with this Indenture upon exercise of a Holder’s exchange right, and such failure continues for a period of five Business Days;

(d)          failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 10.01(c), a notice of a Make-Whole Fundamental Change in accordance with the last sentence of Section 9.03(b) or a notice of a specified corporate transaction in accordance with Section 9.01(b)(ii) or Section 9.01(b)(iii), as applicable, in each case when due, and, such failure continues for a period of five Business Days;

(e)          failure by the Company or the Guarantor to comply with its respective obligations under Article VII;

(f)          failure by the Company for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g)          a default (x) by the Guarantor, the Company or any of the Guarantor’s Material Non-Recourse Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, any indebtedness for money borrowed of the Company, the Guarantor or any such Material Non-Recourse Subsidiary; or (y) resulting in the acceleration of any indebtedness for money borrowed of the Company, the Guarantor or any such Material Non-Recourse Subsidiary, in each case of the foregoing clauses (x) and (y), having an aggregate principal amount then outstanding of in excess of the Threshold Amount, so that it becomes due and payable before the date on which it would otherwise have become due and payable, in each case if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding, in accordance with this Indenture;

(h)          failure by the Company or the Guarantor to comply with their respective obligations set forth in Section 4.11;

(i)           the Guarantor, the Company or any Material Non-Recourse Subsidiary of the Guarantor commences a voluntary case or other proceeding or takes any corporate action in any relevant jurisdiction (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) seeking liquidation, administration, dissolution, reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise, in each case other than a solvent reorganization of such person, the terms of which have been previously approved in writing by Trustee), moratorium of any indebtedness or other relief with respect to the Guarantor, the Company or any such Material Non-Recourse Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including but not limited to title 11, U.S. Code, the U.K. Insolvency Act 1986 and Parts 26 and 26A of the U.K. Companies Act 2006 and any similar U.S. Federal, State or non-U.S. law for the relief of debtors, in each case as amended from time to time and together with the rules and regulations made pursuant thereto) or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator, administrative receiver, monitor or other similar official of the Guarantor, the Company or any such Material Non-Recourse Subsidiary or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, suspends or threatens to suspend making payment on any of its debts, or is unable or admits inability to pay its debts as they become due, or is deemed to, or is declared to, be unable to pay its debts under any applicable law;

(j)          an involuntary case or other proceeding is commenced against the Guarantor, the Company or any Material Non-Recourse Subsidiary of the Guarantor in any relevant jurisdiction seeking liquidation, administration, dissolution, reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise, in each case other than a solvent liquidation or reorganization of such person, the terms of which have been previously approved in writing by Trustee), moratorium of any indebtedness or other relief with respect to the Guarantor, the Company or such Material Non-Recourse Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including but not limited to title 11, U.S. Code, the U.K. Insolvency Act 1986 and Parts 26 and 26A of the U.K. Companies Act 2006 and any similar U.S. Federal, State or non-U.S. law for the relief of debtors, in each case as amended from time to time and together with the rules and regulations made pursuant thereto) or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator, administrative receiver, monitor or other similar official of the Guarantor, the Company or any such Material Non-Recourse Subsidiary or any substantial part of its property, and such involuntary case or other proceeding remains un-dismissed and un-stayed for a period of 30 consecutive days; or

(k)          the Guarantee or the Deed Poll is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor, or any person acting on its behalf, denies or disaffirms its obligation under the Guarantee or Deed Poll or the Guarantor defaults in its obligations under the Deed Poll.

Section 5.02         Acceleration; Rescission and Annulment.  If an Event of Default (other than an Automatic Acceleration Event of Default) with respect to any Notes at the time outstanding occurs and is continuing, then the Trustee (subject to this Article V), or the Holders of not less than 25% in principal amount of the outstanding Notes, may declare the principal amount of, and any premium and accrued and unpaid interest, if any, and other amounts, if any, on all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or such specified amount) and accrued and unpaid interest, if any, will become immediately due and payable.  If an Automatic Acceleration Event of Default occurs with respect to any Notes at the time outstanding, the principal amount (or such specified amount) of, and any premium and accrued and unpaid interest on, all outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to any Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if all Events of Default with respect to such Notes, other than the non-payment of the principal, premium and interest, if any, of such Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.04.

No such rescission will affect any subsequent Event of Default or impair any right consequent thereon.

Section 5.03          Additional Interest in Lieu of Reporting Default.  Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(a) will, after the occurrence of such an Event of Default, consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 365-day period on which such Event of Default is continuing beginning on, and including, the calendar day on which such an Event of Default first occurs to, but excluding, the 365th day following such Event of Default (or, if earlier, the date on which such Event of Default is cured or waived as provided for in this Indenture), in addition to any Additional Interest that may accrue as a result of the Company’s failure to comply with its obligations as set forth in Section 4.13.  However, in no event will Additional Interest, together with any Additional Interest that may accrue as a result of the Company’s failure to comply with its obligations as set forth in Section 4.13, accrue on any day on a Note at a combined rate per annum that exceeds 0.50%.  If the Company so elects, such Additional Interest will be payable in the same manner and on the same dates as regular interest on the Notes.  On the 366th day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(a) is not cured or waived prior to such 366th day), the Notes will be subject to acceleration as provided in Section 5.02.  In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 5.03, or the Company elects to pay such Additional Interest but neither the Company nor the Guarantor, if applicable, pays such Additional Interest when due, the Notes will be immediately subject to acceleration as provided in Section 5.02.

In order to elect to pay Additional Interest as the sole remedy during the first 365 days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Company must notify in writing all Holders of the Notes, the Trustee and the Paying Agent of such election prior to the beginning of such 365-day period.  Upon the failure to timely give such notice, the Notes will be immediately subject to acceleration as provided in Section 5.02.

The Trustee will not at any time be under any duty or responsibility to any Holder to determine Additional Interest pursuant to this Section 5.03 or Section 4.13, or with respect to the nature, extent or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of Additional Interest.

Section 5.04         Direction of Proceedings and Waiver of Defaults by Majority of Holders.  The Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 13.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture (including Section 5.06), and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 13.04 may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default hereunder and its consequences except (i) a continuing Default or Event of Default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Redemption Price and any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 5.01, (ii) a failure by the Company or the Guarantor to pay or deliver, as the case may be, the consideration due upon exchange of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article VI cannot be modified or amended without the consent of each Holder of an outstanding Note affected; provided, however, that Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Default that resulted from such acceleration.  Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 5.04, said Default shall cease to exist, and any Event of Default arising therefrom shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 5.05         Application of Money Collected.  Any money or property collected by the Trustee pursuant to this Article V will be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the payment of all amounts due the Trustee and any Agent in all of their respective capacities under this Indenture; including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

Second: to the payment of the amounts then due and unpaid for principal of and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest, respectively; and

Third: to the Company or any applicable Guarantor, as the case may be.

Section 5.06         Proceedings by Holders.  Subject to Section 15.01, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the written request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it in its sole discretion against any loss, liability or expense (including attorneys’ fees and expenses).  Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon exchange, no Holder may pursue any remedy with respect to this Indenture, the Guarantee or the Notes unless:

(a)          such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b)          Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c)          such Holders shall have offered to the Trustee and the Trustee has received such security and/or indemnity satisfactory to it in its sole discretion against any loss, liability or expense (including attorney’s fees and expenses) to be incurred therein or thereby;

(d)          the Trustee for 60 days after its receipt of such notice, request and offer of such security and/or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e)          no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 5.04, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein).  For the protection and enforcement of this Section 5.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon exchange of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Section 5.07         Proceedings by Trustee.  In the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines (in consultation with legal counsel) is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to it in its sole discretion against all liabilities, losses and expenses (including attorneys’ fees and expenses) caused by taking or not taking such action.

Section 5.08        Notice of Defaults.  If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall notify (either electronically or by first-class mail) each Holder of the Default within 90 days after the Default is actually known to a Responsible Officer of the Trustee; provided that, except in the case of a Default in the payment of the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon exchange, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines in good faith that the withholding of such notice is in the interests of the Holders.

In addition, the Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Event of Default that occurred during the previous year.  The Company shall also deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Events of Default, their status and the action the Company is taking or proposes to take in respect thereof (provided that the Company will not be required to deliver such notice if such Event of Default is no longer continuing or has been cured).

Section 5.09        Undertaking to Pay Costs.  All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 5.09 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 13.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Redemption Price and the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to exchange any Note, or receive the consideration due upon exchange, in accordance with the provisions of Article IX.

ARTICLE VI.
SUPPLEMENTAL INDENTURES

Section 6.01         Supplemental Indentures Without Consent of Holders.  Notwithstanding anything to the contrary in Section 6.02, the Company, and the Guarantor, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto, and in connection therewith the Guarantor may amend or supplement the Deed Poll, for one or more of the following purposes:

(a)          to cure any ambiguity, omission, defect or inconsistency in this Indenture (including the Guarantee);

(b)          to provide for the assumption by a Successor Company of the obligations of the Company or the Guarantor, as applicable, under this Indenture pursuant to Article VII;

(c)          to add additional guarantees with respect to the Notes;

(d)          to secure the Notes;

(e)          to add to the covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred upon the Company;

(f)          to make any change that does not adversely affect the rights of any Holder in any material respect, as determined by the Company in good faith;

(g)          to increase the Exchange Rate as provided in this Indenture;

(h)          to irrevocably elect or a Settlement Method or a Specified Dollar Amount or a minimum Specified Dollar Amount, or eliminate the Company’s right to elect a Settlement Method; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 9.01;

(i)           to conform this Indenture to the requirements of the TIA as then in effect;

(j)           to provide for the appointment of and acceptance of appointment by a successor trustee pursuant to Section 15.05 or successor Agent or to facilitate the administration of the trusts by more than one trustee;

(k)          to enter into supplemental indentures pursuant to, and in accordance with, Section 9.07 in connection with an Ordinary Share Change Event;

(l)           to comply with the rules of DTC; or

(m)         to conform the provisions of this Indenture (including the Guarantee), or the Notes, to the “Description of Notes” section of the Offering Memorandum.

Upon the written request of the Company, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 6.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 6.02.

Section 6.02         Supplemental Indentures with Consent of Holders.  With the consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company and the Guarantor, when authorized by the resolutions of their respective Board of Directors, and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto, and in connection therewith the Guarantor may amend or supplement the Deed Poll, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any supplemental indenture or the Deed Poll, as applicable, or of modifying in any manner the rights of the Holders hereunder or thereunder; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a)          reduce the amount of Notes whose Holders must consent to an amendment;

(b)          reduce the rate of or extend the stated time for payment of interest on any Note;

(c)          reduce the principal of or extend the Maturity Date of any Note;

(d)          make any change that adversely affects the exchange rights of any Notes in any material respect;

(e)          reduce the Fundamental Change Repurchase Price or Redemption Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, or the Company’s ability to call the Notes for Redemption whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f)          make any Note payable in money other than that stated in the Note;

(g)          change the ranking of the Notes;

(h)          impair the right of any Holder to receive payment of principal of (including the Fundamental Change Repurchase Price or Redemption Price, if applicable) and interest on such Holder’s Notes on or after the due dates therefor and to being suit for the enforcement of such right;

(i)          make any change in this Article VI that requires each Holder’s consent or in the waiver provisions in Section 5.04;

(j)          make any change to the provisions in Section 4.07 in any manner that is adverse to the rights of Holders in any material respect; or

(k)          other than in accordance with this Indenture, eliminate or modify the Guarantee or the Deed Poll.

Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 15.02, the Trustee will join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such supplemental indenture.

Section 6.03         Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee.  In addition to the documents required by Section 12.13, the Trustee will receive and will be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article VI, is permitted or authorized by this Indenture, such Opinion of Counsel to include a customary legal opinion as to the enforceability under New York law of such supplemental indenture, which opinion may contain customary exceptions and qualifications.

Section 6.04         Effect of Supplemental Indentures.  Upon the execution of any supplemental indenture pursuant to the provisions of this Article VI, this Indenture will, for purposes of the Notes, be and be deemed to be modified and amended in accordance therewith, and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company, the Guarantor and the Holders will thereafter be determined, exercised and enforced under this Indenture subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture will be deemed to be part of the terms and conditions of this Indenture for purposes of the Notes.

Section 6.05         Notation on or Exchange of Notes.  Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article VI may, at the Company’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Trustee (or an authentication agent duly appointed by the Trustee) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

ARTICLE VII.
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

Section 7.01         Company and Guarantor May Consolidate, Etc. on Certain Terms.  Subject to the provisions of Section 7.03, neither the Company nor the Guarantor will consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person (other than to one or more of the Company’s or the Guarantor’s wholly-owned Subsidiaries), as the case may be, unless:

(a)          the resulting, surviving or transferee Person (the “Successor Company”), if not the Company or the Guarantor, will be an entity (in the case of the Guarantor, treated as a corporation for U.S. tax purposes) organized under the laws of the United States of America, any State thereof or the District of Columbia, or (in the case of the Company) Jersey, or (in the case of the Guarantor) the United Kingdom, and the Successor Company or public limited company (if not the Company or the Guarantor) will expressly assume all of the obligations of the Company or the Guarantor, as applicable, under the Notes, this Indenture and the Deed Poll;

(b)          immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing under this Indenture;

(c)          if the consolidation, merger, or sale involves the Company, any Successor Company to the Company is wholly-owned and a disregarded entity from its regarded owner, the Guarantor, for U.S. federal income tax purposes; and

(d)          the Company has delivered to the Trustee the Officer’s Certificate and Opinion of Counsel pursuant to Section 7.02.

For purposes of this Section 7.01, the sale, conveyance, transfer or lease of the properties and assets of one or more Subsidiaries of the Company substantially as an entirety to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute the properties and assets of the Company substantially as an entirety on a consolidated basis, will be deemed to be the sale, conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to another Person.

Section 7.02         Evidence to Be Given to Trustee.  In connection with any consolidation, merger, sale, conveyance, transfer or lease specified in this Article VII, Trustee will have the right to receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that such consolidation, merger, sale, conveyance, transfer or lease and any related assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Article VII.

Section 7.03         Successor Company or Guarantor to Be Substituted.  In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon exchange of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture and the Deed Poll to be performed by the Company or the Guarantor, as applicable, such Successor Company (if not the Company or the Guarantor, as applicable) will succeed to, and may exercise every right and power of, the Company or the Guarantor, as applicable, under this Indenture and the Deed Poll, and the Company or the Guarantor, as applicable, will be discharged from its obligations under the Notes, the Guarantee, this Indenture and the Deed Poll, as applicable, except in the case of any such lease.

Further, (i) the Guarantor will maintain its status as the Company’s regarded owner and maintain 100% equity ownership in the Company (as determined for U.S. federal income tax purposes and disregarding the issuance of Preference Shares as provided for herein); and (ii) the Guarantor will cause the Company to elect to be treated as a disregarded entity effective no later than the Issue Date, and neither the Company nor the Guarantor will take any action that is inconsistent with the Company being treated as a disregarded entity with the Guarantor as its regarded owner, each for U.S. federal income tax purposes; and (iii) neither the Company nor the Guarantor (or in each case any Successor Company) will take any action that would reasonably be expected to cause the Notes to be treated as “exchangeable” rather than “convertible” into Ordinary Shares (or into ordinary shares of any Successor Company to the Guarantor) for U.S. federal income tax purposes.

Thereupon, any such Successor Company with respect to the Company may cause to be signed, and may issue either in its own name or in the name of the Company or the Guarantor, as applicable, any or all of the Notes issuable hereunder and the related Guarantee which theretofore shall not have been signed by the Company or the Guarantor, as applicable, and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company or the Guarantor, as applicable, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee (or an authentication agent duly appointed by the Trustee) shall authenticate and deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the authorized signatories of the Company or the Guarantor, as applicable, to the Trustee for authentication, and any Notes or the related Guarantee, as applicable, that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose.  All the Notes so issued, and the related Guarantee, as applicable, shall in all respects have the same legal rank and benefit under this Indenture (including the Guarantee, as applicable) as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued and the related Guarantee has been executed, as applicable, at the date of the execution hereof.  In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease) with respect to the Company or the Guarantor, as applicable, upon compliance with this Article VII, the Person named as the “Company” or the “Guarantor,” as applicable, in the first paragraph of this Indenture (or any successor that thereafter has become such in the manner prescribed in this Article VII) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person will be released from its liabilities as obligor and maker of the Notes or the Guarantee, as applicable, and from its obligations under this Indenture and the Notes, the Guarantee or the Deed Poll, as applicable.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued or the Guarantee thereafter to be executed as may be appropriate.

ARTICLE VIII.
NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

Section 8.01         Indenture and Notes Solely Corporate Obligations.  None of the Company’s or the Guarantor’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of the obligations under the Notes or this Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation.  By accepting a Note and the Guarantee, each Holder waives and releases all such liability.  This waiver and release is part of the consideration for the issue of the Notes and the Guarantee.

ARTICLE IX.
EXCHANGE OF NOTES

Section 9.01         Exchange Privilege. (a) Subject to and upon compliance with the provisions of this Article IX, each Holder of a Note shall have the right, at such Holder’s option, to exchange all or any portion (if the portion to be exchanged is in an Authorized Denomination) of such Note (i) subject to satisfaction of the conditions provided in Section 9.01(b), at any time prior to the close of business on the Scheduled Trading Day immediately preceding April 15, 2025, under the circumstances and during the periods set forth in Section 9.01(b), and (ii) irrespective of the conditions provided in Section 9.01(b), on or after April 15, 2025, and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, for one fully paid Preference Share (with a paid-up value of $1,000) per $1,000 principal amount of Notes, which Preference Share shall be exchanged at an initial Exchange Rate of 29.1070 Ordinary Shares (subject to adjustment as provided in Section 9.04, the “Exchange Rate”) per Preference Share (subject to, and in accordance with, the settlement provisions of Section 9.02, the “Exchange Obligation”).

(b)          (i) Prior to the close of business on the Scheduled Trading Day immediately preceding April 15, 2025, the Notes may be surrendered for exchange during the five Business Day period immediately after any ten consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder of Notes in accordance with this subsection (b)(i), for each Trading Day of the Measurement Period was less than 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the Exchange Rate on each such Trading Day.  The Trading Prices will be determined by the Bid Solicitation Agent pursuant to this subsection (b)(i) and the definition of Trading Price set forth in this Indenture.  The Company will provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company pursuant to the definition of Trading Price, along with appropriate contact information for each.  The Bid Solicitation Agent (if other than the Company) will have no obligation to determine the Trading Price per $1,000 principal amount of Notes unless the Company has requested such determination in writing, and the Company will have no obligation to make such request (or, if the Company is acting as Bid Solicitation Agent, the Company will have no obligation to determine the Trading Price per $1,000 principal amount of Notes) unless a Holder of at least $5,000,000 aggregate principal amount of Notes provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the Exchange Rate, at which time the Company will instruct the Bid Solicitation Agent (if other than the Company) to determine, or if the Company is acting as Bid Solicitation Agent, the Company will determine, the Trading Price per $1,000 principal amount of Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the Exchange Rate.  If (x) the Company is not acting as Bid Solicitation Agent, and the Company does not instruct the Bid Solicitation Agent to determine the Trading Price per $1,000 principal amount of Notes when obligated as provided in the preceding sentence, or if the Company instructs the Bid Solicitation Agent to obtain bids and the Bid Solicitation Agent fails to make such determination, or (y) the Company is acting as Bid Solicitation Agent and the Company fails to make such determination when obligated as provided in the preceding sentence, then, in either case, the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the Exchange Rate on each Trading Day of such failure.  If the Trading Price condition set forth above has been met, the Company will so notify the Holders, the Trustee and the Exchange Agent in writing.  If, at any time after the Trading Price condition set forth above has been met, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Ordinary Shares and the applicable Exchange Rate, the Company will so notify the Holders of the Notes, the Trustee and the Exchange Agent in writing, and thereafter neither the Company nor the Bid Solicitation Agent (if other than the Company) shall be required to solicit bids again until a new Holder request is made as provided above.

(ii)          If, prior to the close of business on the Scheduled Trading Day immediately preceding April 15, 2025, the Guarantor elects to:

(A)         issue to all or substantially all holders of the Ordinary Shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Ordinary Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B)         distribute to all or substantially all holders of the Ordinary Shares the Guarantor’s assets, debt securities or rights to purchase securities of the Guarantor, which distribution has a per share value, as reasonably determined by the Guarantor, exceeding 10% of the Last Reported Sale Price of the Ordinary Shares on the Trading Day preceding the date of announcement for such distribution, then, in either case, the Company will notify all Holders of the Notes, the Trustee and the Exchange Agent in writing at least 45 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution; provided, however, that if the Company is then otherwise permitted to settle exchanges by Physical Settlement, then the Company may instead elect to provide such notice at least 10 Scheduled Trading Days before such Ex-Dividend Date, in which case the Company will be required to settle all exchanges of Notes with an Exchange Date occurring on or after the date the Company provides such notice and on or before such Ex-Dividend Date (or, if earlier, the announcement by the Company or the Guarantor that such issuance or distribution will not take place) by Physical Settlement, and the Company will describe the same in the notice (a “Physical Settlement Upon Certain Distributions Notice”).  Once the Company has given such notice, the Notes may be surrendered for exchange at any time until the earlier of (1) the close of business on the Scheduled Trading Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Guarantor’s announcement that such issuance or distribution will not take place, even if the Notes are not otherwise exchangeable at such time; provided, however, that the Notes will not become exchangeable pursuant to this Section 9.01(b)(ii) on account of such issuance or distribution (but the Company will nonetheless be required to send notice of such issuance or distribution as provided above in this sentence) if each Holder participates, at the same time and on the same terms as holders of the Ordinary Shares, and solely by virtue of being a Holder of Notes, in such issuance or distribution without having to exchange such Holder’s Notes and as if such Holder held a number of Ordinary Shares equal to the product of (x) the Exchange Rate in effect on the Record Date for such issuance or distribution; and (y) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.  For purposes of Section 9.01(b)(ii)(A) and Section 9.04(b), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase Ordinary Shares at less than such average of the Last Reported Sale Prices of the Ordinary Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such Ordinary Shares, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or exchange thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii)         If (x) a transaction or event that constitutes a Fundamental Change occurs, (y) a transaction that constitutes a Make-Whole Fundamental Change occurs or (z) the Company is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the Company’s assets, pursuant to which the Ordinary Shares would be converted into cash, securities or other assets not set forth in (x) and (y) above, in each case prior to the close of business on the Scheduled Trading Day immediately preceding April 15, 2025, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 10.01, then the Notes may be surrendered for exchange at any time from or after the effective date of the transaction or event until the earlier of (A) 35 Trading Days after the actual effective date of such transaction or event (or, if later, the date on which the Company provides notice of such transaction or event) or, if such transaction or event also constitutes a Fundamental Change (other than a Par Excess Merger Event), until the related Fundamental Change Repurchase Date, and (B) the second Scheduled Trading Day immediately preceding the Maturity Date.  The Company will notify Holders, the Trustee and the Exchange Agent in writing no later than two Business Days following the date the Guarantor publicly announces such transaction or event.

(iv)         Prior to the close of business on the Scheduled Trading Day immediately preceding April 15, 2025, the Notes may be surrendered for exchange during any calendar quarter commencing after the calendar quarter ending on December 31, 2020 (and only during such calendar quarter), if the Last Reported Sale Price of the Ordinary Shares for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than 120% of the Exchange Price on each applicable Trading Day.  Neither the Trustee nor the Exchange Agent will have any duty to monitor such sale price.

(v)          If the Company calls the Notes called for Redemption, then the Holders may exchange their Notes at any time before the close of business on the second Scheduled Trading Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(c)          Subject to the terms of this Indenture, Notes may be exchanged in part, but only in Authorized Denominations.  Provisions of this Article IX applying to the exchange of a Note in whole will equally apply to exchanges of a permitted portion of a Note.

Section 9.02         Exchange Procedure; Settlement Upon Exchange.

(a)          Except as provided in Section 9.03(b) and Section 9.07(a), upon exchange of any Note, the Company shall deliver, in respect of each $1,000 principal amount of Notes being exchanged, one fully paid Preference Share, with each such Preference Share being allotted at a price equal to a paid-up value of $1,000.  Pursuant to the terms set forth in the Articles and the Deed Poll, upon issuance, the Company shall procure that each Preference Share shall be automatically transferred from the exchanging Holder to the Guarantor, without any further action on the part of, and without any cost or expense to, the exchanging Holder or the Trustee.  In exchange for each Preference Share, the Guarantor shall pay or deliver, as the case may be, to the exchanging Holder (or in the case of delivery of Ordinary Shares to such Holder’s nominee or nominees as named in a Notice of Exchange (as defined below)), in respect of each $1,000 paid-up value of Preference Shares being exchanged, cash (“Cash Settlement”), Ordinary Shares, together with cash, if applicable, in lieu of delivering any fractional Ordinary Share in accordance with subsection (j) of this Section 9.02 (“Physical Settlement”) or a combination of cash and Ordinary Shares, together with cash, if applicable, in lieu of delivering any fractional Ordinary Share in accordance with subsection (j) of this Section 9.02 (“Combination Settlement”), at the Guarantor’s election, as the case may be, as provided below.  For the avoidance of doubt, in accordance with the provisions of this Section 9.02, the Guarantor may elect Cash Settlement, Physical Settlement or Combination Settlement to apply to any exchange of Notes with an Exchange Date.  All reference in this Indenture to the exchange of Notes will be deemed to include both the conversion of the Notes into the applicable number of Preference Shares and the transfer of such Preference Shares to the Guarantor on the relevant Exchange Date in exchange for cash, Ordinary Shares or a combination thereof.  The procedures governing the transfer and exchange of each issued and allotted Preference Shares shall be governed by the Articles and the Deed Poll.

(i)           All exchanges with an Exchange Date occurring on or after April 15, 2025 will be settled using the same Settlement Method.  Prior to April 15, 2025, the Guarantor will use the same Settlement Method for all exchanges occurring on the same Exchange Date, but the Guarantor will not have any obligation to use the same Settlement Method with respect to exchanges that occur on different Exchange Dates.  Notwithstanding anything to the contrary set forth above, (A) if the Company calls the Notes for Redemption, then (i) the Company will specify in the related Redemption Notice the Settlement Method that will apply to all exchanges with an Exchange Date that occurs on or after the date the Company sends such Redemption Notice and before the related Redemption Date; and (ii) if the related Redemption Date is on or after April 15, 2025, then such Settlement Method must be the same Settlement Method that applies to all exchanges with an Exchange Date that occurs on or after April 15, 2025; and (B) if the Company delivers a Physical Settlement Upon Certain Distributions Notice, then the Guarantor will settle all exchanges with an Exchange Date occurring during the period covered by such notice by Physical Settlement.  If the Guarantor elects a Settlement Method, the Company will inform exchanging Holders in writing, through the Trustee upon its receipt of a written instruction from the Company to send such notification, of the Settlement Method it has selected (the “Settlement Notice”) no later than the close of business on the Trading Day immediately following the related Exchange Date (or, (i) in the Redemption Notice, if applicable, (ii) in the Physical Settlement Upon Certain Distributions Notice, if applicable or (iii) in the case of any exchanges for which the Guarantor has previously irrevocably elected a Settlement Method, in the related notice in connection with such irrevocable election or (iv) in the case of any exchanges with an Exchange Date occurring on or after April 15, 2025, no later than the close of business on the Scheduled Trading Day immediately preceding April 15, 2025).  If the Guarantor does not so elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Guarantor will be deemed to have elected the Default Settlement Method (and such failure to affirmatively elect a Settlement Method will not constitute a Default or an Event of Default).  If the Guarantor elects Combination Settlement, but does not concurrently notify exchanging Holders of the Specified Dollar Amount per $1,000 principal amount of Notes, such Specified Dollar Amount will be deemed to be $1,000.

(ii)          The cash, Ordinary Shares or combination of cash and Ordinary Shares in respect of any exchange of Notes (the “Settlement Amount”) will be computed as follows:

(A)         If Physical Settlement applies, the Guarantor will deliver to exchanging Holders, in respect of each $1,000 principal amount of Notes being exchanged, a number of Ordinary Shares equal to the Exchange Rate in effect on the relevant Exchange Date, subject to Section 9.02(j);

(B)         If Cash Settlement applies, the Guarantor will pay to exchanging Holders, in respect of each $1,000 principal amount of Notes being exchanged, cash in an amount equal to the sum of the Daily Exchange Values for each of the 40 consecutive Trading Days in the relevant Observation Period; and

(C)         If Combination Settlement applies, the Guarantor will pay or deliver, as the case may be, to exchanging Holders, in respect of each $1,000 principal amount of Notes being exchanged, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 40 consecutive Trading Days in the relevant Observation Period, subject to Section 9.02(j).

(iii)         The Daily Settlement Amounts (if applicable) and the Daily Exchange Values (if applicable) will be determined by the Guarantor promptly following the last day of the applicable Observation Period.  Promptly after such determination of the Daily Settlement Amounts or the Daily Exchange Values, as the case may be, and the amount of cash payable in lieu of any fractional share, the Guarantor will notify the Trustee and the Exchange Agent in writing of the Settlement Amount and the amount of cash payable in lieu of fractional Ordinary Share.  The Trustee and the Exchange Agent will have no responsibility for any such determination.

(b)          Subject to Section 9.02(e), to exchange a Note as set forth above, the Holder thereof will be required to: (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date as set forth in Section 9.02(h) and, if required, pay all transfer and similar taxes, if any, as provided in Sections 9.02(d) or (e), and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Exchange Agent as set forth in the Form of Notice of Exchange (or a facsimile thereof) (a “Notice of Exchange”) at the office of the Exchange Agent and state in writing therein the principal amount of such Note to be exchanged and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Ordinary Shares to be delivered upon settlement of the Exchange Obligation to be registered, (2) surrender such Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Exchange Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay all transfer or similar taxes, if any, and (5) if required, pay funds equal to interest payable on the next Interest Payment Date as set forth in Section 9.02(h). By submitting a beneficial interest in a Global Note for exchange, or by completing and manually signing a Notice of Exchange if a Holder is exchanging a Physical Note, such Holder will be deemed to agree that the Company, the Guarantor, the Trustee and the Exchange Agent may take such actions as the Company, the Guarantor, the Trustee or the Exchange Agent deems necessary or appropriate to facilitate such exchange, including the transfer of Preference Shares from such Holder to the Guarantor and the execution of all documents and instruments, in each case whether on such Holder’s behalf or otherwise (including the execution of a stock transfer form on such Holder’s behalf), as may be necessary or desirable to transfer the Preference Shares from such Holder to the Guarantor and to issue Ordinary Shares and/or pay cash to such Holder.

The Trustee and the Exchange Agent will notify the Company of any exchange pursuant to this Article IX on the Exchange Date for such exchange.  No Notice of Exchange with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 10.02.  Nothing herein will preclude any withholding of tax required by law.

Subject to any applicable rules of the Depositary, if more than one Note is surrendered for exchange at one time by the same Holder, the Exchange Obligation with respect to such Notes will be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)          A Note will be deemed to have been exchanged immediately prior to the close of business on the date (the “Exchange Date”) that the Holder has complied with the requirements set forth in subsection (b) above to exchange such Note; provided, however, that the Person in whose name any Preference Shares or Ordinary Shares shall be issuable upon such exchange shall become the holder of record of such Preference Shares or Ordinary Shares in each case on or prior to the close of business on the third Business Day following such Exchange Date, in the case of Physical Settlement, or the last Trading Day of the relevant Observation Period, in the case of Combination Settlement; provided further that the Company and the Guarantor will treat such person (a) as holder of record of such Preference Shares for purposes of dividends and distributions in respect of such Preference Shares as of such Exchange Date and (b) as holder of record of such Ordinary Shares purposes of dividends and distributions in respect of such Ordinary Shares as of such Exchange Date, in the case of Physical Settlement, or the last Trading Day of the relevant Observation Period, in the case of Combination Settlement. If there occurs any other event or transaction based on record ownership of the Preference Shares or Ordinary Shares issuable upon exchange of the Notes from, and including, the close of business on such Exchange Date (in the case of Physical Settlement) or the close of business on the last Trading Day of the Observation Period (in the case of Combination Settlement), as applicable, to, but excluding, the time at which such exchanging Holder of the Notes becomes record owner of such Preference Shares or Ordinary Shares, as applicable, to the extent applicable, the Company and the Guarantor shall take such actions in connection with such event or transaction to protect the interests of the Holders of the notes as the Company and the Guarantor shall reasonably consider necessary by reason of the foregoing. Subject to Sections 9.03 and 9.07, the Guarantor will pay or deliver, as the case may be, the consideration due in respect of the Exchange Obligation on the third Business Day immediately following the relevant Exchange Date, if Physical Settlement applies, or on the third Business Day immediately following the last Trading Day of the Observation Period, in the case of any other Settlement Method; provided that, for any Exchange Date on or after the Regular Record Date immediately before the Maturity Date, for which the Guarantor has elected Physical Settlement, then, solely for purposes of such exchange, the Guarantor will pay or deliver, as the case may be, the consideration due upon such exchange no later than the Maturity Date and the Exchange Date will be deemed to be the third Business Day immediately before the Maturity Date. If any Ordinary Shares are due to exchanging Holders, the Guarantor will cause to be issued, and deliver to the Exchange Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of Ordinary Shares to which such Holder is entitled in satisfaction of the Guarantor’s Exchange Obligation.

(d)          In case any Note is be surrendered for partial exchange, the Company will execute and the Trustee will authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in Authorized Denominations in an aggregate principal amount equal to the unexchanged portion of the surrendered Note, without payment of any service charge by the exchanging Holder but with payment of a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange being different from the name of the Holder of the old Notes surrendered for such exchange.

(e)          If a Holder submits a Note for exchange, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any Preference Shares upon exchange, and the Guarantor shall pay any documentary, stamp or similar issue or transfer tax due upon exchange of such Preference Shares and the issuance of Ordinary Shares upon exchange of such Preference Shares, unless, in each case, the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.  The Exchange Agent may refuse to deliver the certificates representing the Ordinary Shares being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f)          Except as provided in Section 9.04, no adjustment will be made for dividends on any shares issued upon the exchange of any Note as provided in this Article IX.

(g)          Upon the exchange of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, will make a notation on such Global Note as to the reduction in the principal amount represented thereby.  The Company will notify the Trustee in writing of any exchange of Notes effected through any Exchange Agent other than the Trustee.

(h)          Upon exchange, a Holder will not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below and the Company will not adjust the Exchange Rate for any accrued and unpaid interest on the Notes.  The Guarantor’s settlement of the full Exchange Obligation will be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant Exchange Date.  As a result, accrued and unpaid interest, if any, to, but excluding, such Exchange Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.  Upon an exchange of Notes into the Preference Shares, and the Guarantor’s delivery of a combination of cash and Ordinary Shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such exchange.  Notwithstanding the foregoing, if Notes are exchanged after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive, on or before the next Interest Payment Date, the full amount of interest payable on such Notes on such Interest Payment Date notwithstanding the exchange.  Notes surrendered for exchange during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable, on such Interest Payment Date, on the Notes so exchanged; provided that no such payment will be required (1) for exchanges following the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date; (3) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Scheduled Trading Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any Defaulted Amounts, if any Defaulted Amounts exists at the time of exchange with respect to such Note.  Therefore, for the avoidance of doubt, all Holders of the Notes on the Regular Record Date immediately preceding the Maturity Date, or any Redemption Date or Fundamental Change Repurchase Date described in clause (2) or (3) above, will receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date, regardless of whether their Notes have been exchanged following such Regular Record Date.

(i)           The Person in whose name the certificate for any Ordinary Shares delivered upon exchange is registered shall become the holder of record of such Ordinary Shares on or prior to the close of business on the third Business Day following such Exchange Date, in the case of Physical Settlement, or the last Trading Day of the relevant Observation Period, in the case of Combination Settlement; provided that the Guarantor will treat such person as holder of record of such Ordinary Shares purposes of dividends and distributions in respect of such Ordinary Shares as of such Exchange Date, in the case of Physical Settlement, or the last Trading Day of the relevant Observation Period, in the case of Combination Settlement. If there occurs any other event or transaction based on record ownership of the Ordinary Shares issuable upon exchange of the Notes from, and including, the close of business on such Exchange Date (in the case of Physical Settlement) or the close of business on the last Trading Day of the Observation Period (in the case of Combination Settlement), as applicable, to, but excluding, the time at which such exchanging Holder of the Notes becomes record owner of such Ordinary Shares, as applicable, to the extent applicable, the Guarantor shall take such actions in connection with such event or transaction to protect the interests of the Holders of the notes as the Guarantor shall reasonably consider necessary by reason of the foregoing. Upon an exchange of Notes, such Person will no longer be a Holder of such Notes surrendered for exchange.

(j)           The Guarantor will not issue any fractional Ordinary Share upon exchange of the Notes and will instead pay cash in lieu of delivering any fractional Ordinary Share issuable upon exchange based on, in the case of Combination Settlement, the Daily VWAP on the last Trading Day of the applicable Observation Period, or, in the case of Physical Settlement, based on the Daily VWAP on the relevant Exchange Date.  For each Note surrendered for exchange, if Combination Settlement applies, then the full number of shares that issuable upon exchange thereof will be computed on the basis of the aggregate Daily Settlement Amounts for the applicable Observation Period, and any fractional shares remaining after such computation will be paid in cash.

(k)          If a Holder exchanges more than one Note on an Exchange Date, then the consideration due upon such exchange will (in the case of any Global Note, to the extent permitted by, and practicable under, the applicable procedures of DTC) be computed based on the total principal amount of Notes exchanged on such Exchange Date by that Holder.

Section 9.03         Increased Exchange Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes. (a) If a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to exchange its Notes in connection with such Make-Whole Fundamental Change, the Company will, under the circumstances described below, increase the Exchange Rate for the Notes so surrendered for exchange by a number of additional Ordinary Shares (the “Additional Shares”), as described below.  An exchange of Notes will be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change pursuant to clause (i) of the definition thereof if the applicable Exchange Date occurs during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Scheduled Trading Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of (x) a Make-Whole Fundamental Change that would have been a Fundamental Change but for the Majority Ownership Exception or (y) a Par Excess Merger Event, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).  An exchange of the Notes will be deemed for these purposes to be “in connection with” a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof if the applicable Exchange Date occurs during the period from, and including, the date the Company sends the Redemption Notice for the related Redemption to, and including, the second Scheduled Trading Day immediately before the related Redemption Date.

(b)          Upon surrender of Notes for exchange in connection with a Make-Whole Fundamental Change pursuant to Section 9.01(b)(iii), the Company and the Guarantor will, in accordance with Section 9.02, satisfy the related Exchange Obligation by Physical Settlement, Cash Settlement or Combination Settlement based on the Exchange Rate as increased to reflect the Additional Shares pursuant to the table below; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any exchange of Notes following the Effective Date of such Make-Whole Fundamental Change, the Exchange Obligation will be calculated based solely on the Stock Price for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of exchanged Notes equal to the applicable Exchange Rate (including any adjustment for Additional Shares), multiplied by such Stock Price.  In such event, the Exchange Obligation will be determined and will be paid to Holders in cash on the third Business Day following the Exchange Date.  The Company shall notify the Holders of the Notes of the Effective Date of any Make-Whole Fundamental Change occurring pursuant to clause (i) of the definition thereof no later than five Business Days after such Effective Date.

(c)          The number of Additional Shares, if any, by which the Exchange Rate will be increased will be determined by reference to the table below, based on the Effective Date of the Make-Whole Fundamental Change and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Ordinary Share in the Make-Whole Fundamental Change.  If the holders of the Ordinary Shares receive in exchange for their Ordinary Shares only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price will be the cash amount paid per share.  For all other Make-Whole Fundamental Changes, the Stock Price will be the average of the Last Reported Sale Prices of the Ordinary Shares over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.  For these purposes, the effective date (the “Effective Date”) of a Make-Whole Fundamental Change is the date such Make-Whole Fundamental Change occurs or becomes effective (in the case of a Make-Whole Fundamental Change occurring pursuant to clause (i) of the definition thereof) or the date the Company sends the related Redemption Notice (in the case of a Make-Whole Fundamental Change occurring pursuant to clause (ii) of the definition thereof).

(d)          The Stock Prices set forth in the column headings of the table below will be adjusted as of any date on which the Exchange Rate of the Notes is otherwise adjusted.  The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Exchange Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Exchange Rate as so adjusted.  The number of Additional Shares set forth in the table below will be adjusted in the same manner and at the same time as the Exchange Rate as set forth in subsections (a) through (e), inclusive, of Section 9.04.

(e)          The following table sets forth the number of Additional Shares, if any, to be added to the Exchange Rate per $1,000 principal amount of Notes pursuant to this Section 9.03 for each Stock Price and Effective Date set forth below:

						Stock Price
Effective Date	$28.63	$30.00	$32.00	$34.36	$37.00	$40.00	$42.50	$45.00	$47.50	$50.00	$55.00
July 17, 2020	5.8213	5.1073	3.8334	2.6790	1.7373	1.0033	0.5936	0.3191	0.1455	0.0498	0.0007
July 15, 2021	5.8213	5.0010	3.6859	2.5044	1.5562	0.8390	0.4574	0.2189	0.0846	0.0228	0.0000
July 15, 2022	5.8213	4.8703	3.5084	2.2980	1.3478	0.6573	0.3141	0.1220	0.0349	0.0064	0.0000
July 15, 2023	5.8213	4.7057	3.2797	2.0352	1.0930	0.4545	0.1739	0.0484	0.0099	0.0002	0.0000
July 15, 2024	5.8213	4.4660	2.9188	1.6173	0.7159	0.2068	0.0501	0.0089	0.0002	0.0000	0.0000
July 15, 2025	5.8213	4.2263	2.1431	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(f)          The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i)          if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table above, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

(ii)         if the Stock Price is greater than $55.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares will be added to the Exchange Rate; and

(iii)       if the Stock Price is less than $28.63 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares will be added to the Exchange Rate.

Notwithstanding the foregoing, in no event will the Exchange Rate exceed 34.9283 Ordinary Shares per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Exchange Rate pursuant to Section 9.04.

(g)          Nothing in this Section 9.03 will prevent an adjustment to the Exchange Rate pursuant to Section 9.04 in respect of a Make-Whole Fundamental Change.

Section 9.04        Adjustment of Exchange Rate.  The Exchange Rate will be adjusted from time to time if any of the following events occurs, except that the Exchange Rate will not be adjusted to make any adjustments to the Exchange Rate if Holders of the Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Ordinary Shares and solely as a result of holding the Notes, in any of the transactions described in this Section 9.04, without having to exchange their Notes, as if they held a number of Ordinary Shares equal to the Exchange Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a)          If the Guarantor exclusively issues Ordinary Shares as a dividend or distribution on Ordinary Shares, or if the Guarantor effects a share split or share combination, the Exchange Rate will be adjusted based on the following formula:

ER1 = ER0	×	OS1
OS0

where,

ER0	=
the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

ER1	=	the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of Ordinary Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable; and

OS1	=	the number of Ordinary Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 9.04(a) will become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable.  If any dividend or distribution of the type described in this Section 9.04(a) is declared but not so paid or made, the Exchange Rate will be immediately readjusted, effective as of the date the Guarantor determines not to pay such dividend or distribution, to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

(b)          If the Guarantor issues to all or substantially all holders of Ordinary Shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Ordinary Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exchange Rate will be increased based on the following formula:

ER1 = ER0	×	OS0 + X
OS0 + Y

where,

ER0	=	the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

ER1	=	the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of Ordinary Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of Ordinary Shares issuable pursuant to such rights, options or warrants; and

Y	=
the number of Ordinary Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 9.04(b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the Ex-Dividend Date for such issuance.  To the extent that Ordinary Shares are not delivered after the expiration of such rights, options or warrants, the Exchange Rate will be decreased to the Exchange Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered.  If such rights, options or warrants are not so issued, the Exchange Rate will be decreased to the Exchange Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 9.04(b) and Section 9.01(b)(ii)(A), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase Ordinary Shares at less than such average of the Last Reported Sale Prices of the Ordinary Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Ordinary Shares, there will be taken into account any consideration received by the Guarantor for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Guarantor.

(c)          If the Guarantor distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Ordinary Shares, excluding (i) dividends, distributions or issuances as to which an adjustment was effected (or would be required assuming the Distribution Threshold were zero and without regard to the Deferral Exception) pursuant to Section 9.04(a) or Section 9.04(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected (or would be effected but for the Deferral Exception) pursuant to Section 9.04(d), (iii) distributions of Reference Property in an Ordinary Share Change Event, and (iv) Spin-Offs as to which the provisions set forth below in this Section 9.04(c) will apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Guarantor, the “Distributed Property”), then the Exchange Rate will be increased based on the following formula:

ER1 = ER0	×	SP0
SP0 – FMV

where,

ER0	=	the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

ER1	=	the Exchange Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=
the average of the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Guarantor) of the Distributed Property distributed with respect to each outstanding Ordinary Share on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 9.04(c) above will become effective immediately after the open of business on the Ex-Dividend Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Ordinary Shares receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of Ordinary Shares equal to the Exchange Rate in effect on the Record Date for the distribution.  If the Guarantor determines the “FMV” (as defined above) of any distribution for purposes of this Section 9.04(c) by reference to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 9.04(c) where there has been a payment of a dividend or other distribution on the Ordinary Shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Guarantor, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Exchange Rate will be increased based on the following formula:

ER1 = ER0	×	FMV0 + MP0
MP0

where,

ER0	=	the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date of the Spin‑Off;

ER1	=	the Exchange Rate in effect immediately after the open of business on the Ex-Dividend Date of the Spin-Off;

FMV0	=
the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Ordinary Shares applicable to one Ordinary Share (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Ordinary Shares were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period beginning on, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Ordinary Shares over the Valuation Period.

The adjustment to the Exchange Rate under the preceding paragraph will be calculated as of the last Trading Day of the Valuation Period, but will be given effect immediately after the open of business on the Ex-Dividend Date of the Spin-Off.  Notwithstanding anything to the contrary in this Indenture or the Notes, (1) if the last Trading Day of the Observation Period for a Note whose exchange is to be settled pursuant to Cash Settlement or Combination Settlement occurs on any Trading Day within such Valuation Period, then, solely for purposes of determining the consideration due in respect of such exchange, such Valuation Period will be deemed to be the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, the last Trading Day in such Observation Period; and (2) if the Exchange Date for a Note whose exchange is to be settled pursuant to Physical Settlement occurs on any Trading Day within such Valuation Period, then, solely for purposes of determining the consideration due in respect of such exchange, such Valuation Period will be deemed to be the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Exchange Date (or, if such Exchange Date is not a Trading Day, the immediately preceding Trading Day).

If any distribution of the type described in this Section 9.04(c) is declared but not so made, the Exchange Rate will be immediately readjusted, effective as of the date the Guarantor determines not to make such distribution, to the Exchange Rate that would then be in effect if such distribution had not been declared.

(d)          If any cash dividend or distribution is made to all or substantially all holders of the Ordinary Shares (other than a cash dividend or distribution that does not exceed the Distribution Threshold for the calendar quarter during which the ex-dividend date for such dividend or distribution falls), the Exchange Rate will be adjusted based on the following formula:

ER1 = ER0	×	SP0 – T
SP0 – C

where,

ER0	=	the Exchange Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

ER1	=	the Exchange Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Ordinary Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Guarantor distributes to all or substantially all holders of Ordinary Shares.

T	=	the applicable Distribution Threshold; provided, that if the dividend or distribution is not a regular quarterly cash distribution, then the Distribution Threshold will be deemed to be zero.

Any increase pursuant to this Section 9.04(d) will become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution.  If such dividend or distribution is not so paid, the Exchange Rate will be decreased, effective as of the date the Guarantor determines not to make or pay such dividend or distribution, to be the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note will receive, in respect of each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of Ordinary Shares, the amount of cash that such Holder would have received if such Holder owned a number of Ordinary Shares equal to the Exchange Rate on the Record Date for such cash dividend or distribution.  The Distribution Threshold shall not require the Guarantor to increase its dividend payments to its ordinary shareholders nor should the Distribution Threshold be construed as guidance as to the Guarantor’s future dividend payments.

The Distribution Threshold shall be adjusted in a manner inversely proportional to, and at the same time as, adjustments to the Exchange Rate; provided, that no adjustment will be made to the Distribution Threshold for any adjustment to the Exchange Rate pursuant to this Section 9.04(d).

(e)          If the Guarantor makes or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Ordinary Shares (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Ordinary Share exceeds the Last Reported Sale Price of the Ordinary Shares on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exchange Rate will be increased based on the following formula:

ER1 = ER0	x	AC + (SP1 × OS1)
OS0 × SP1

where,

ER0	=	the Exchange Rate in effect immediately prior to the close of business on the Trading Day next succeeding the date (the “Expiration Date”) such tender or exchange offer expires;

ER1	=	the Exchange Rate in effect immediately after the close of business on the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Guarantor) paid or payable for Ordinary Shares purchased in such tender or exchange offer;

OS0	=
the number of Ordinary Shares outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=
the number of Ordinary Shares outstanding immediately after the Expiration Time (after giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=
the average of the Last Reported Sale Prices of the Ordinary Shares over the 10 consecutive Trading Day period (the “Averaging Period”) commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Exchange Rate under this Section 9.04(e) will be calculated as of the close of business on the last day of the Averaging Period but will be given effect immediately after the open of business on the Trading Day next succeeding the Expiration Date.  Notwithstanding anything to the contrary in this Indenture or the Notes, (1) if the last Trading Day of the Observation Period for a Note whose exchange is to be settled pursuant to Cash Settlement or Combination Settlement occurs on any Trading Day within such Averaging Period, then, solely for purposes of determining the consideration due in respect of such exchange, such Averaging Period will be deemed to be the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, the last Trading Day in such Observation Period; and (2) if the Exchange Date for a Note whose exchange is to be settled pursuant to Physical Settlement occurs on any Trading Day within such Averaging Period, then, solely for purposes of determining the consideration due in respect of such exchange, such Averaging Period will be deemed to be the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Exchange Date (or, if such Exchange Date is not a Trading Day, the immediately preceding Trading Day).  If the Guarantor is obligated to purchase Ordinary Shares pursuant to any such tender offer or exchange offer described in this Section 9.04(e) but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable Exchange Rate will be readjusted to be the Exchange Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(f)          Notwithstanding this Section 9.04 or any other provision of this Indenture or the Notes, if an Exchange Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has exchanged its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the Ordinary Shares as of the related Exchange Date as described under Section 9.02(i) based on an adjusted Exchange Rate for such Ex-Dividend Date, then, notwithstanding the Exchange Rate adjustment provisions in this Section 9.04, the Exchange Rate adjustment relating to such Ex-Dividend Date will not be made for such exchanging Holder.  Instead, such Holder will be treated as if such Holder were the record owner of the Ordinary Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Except as stated herein, the Company will not adjust the Exchange Rate, including for the issuance of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares or the right to purchase Ordinary Shares or such convertible or exchangeable securities (including as consideration for a merger, purchase or similar transaction).

(h)          In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 9.04, and to the extent permitted by applicable law and subject to the applicable listing standards of The Nasdaq Global Select Market, the Company from time to time may increase the Exchange Rate by any amount for a period of at least 20 Business Days if the Company determines that such increase would be in the its best interest.  In addition, to the extent permitted by applicable law and subject to the applicable listing standards of The Nasdaq Global Select Market, the Company may (but is not required to) increase the Exchange Rate to avoid or diminish any income tax to holders of Ordinary Shares or rights to purchase Ordinary Shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.  Whenever the Exchange Rate is increased pursuant to either of the preceding two sentences, the Company will send to the Holder a notice of the increase at least 15 days prior to the date the increased Exchange Rate takes effect, and such notice will state the increased Exchange Rate and the period during which it will be in effect.

(i)          Notwithstanding anything to the contrary in this Article IX, the Exchange Rate will not be adjusted:

(i)          Upon the issuance of any Ordinary Shares (other than any such issuance described in clause (a), (b) and (c) above) at a price below the Exchange Price for the Notes;

(ii)         upon the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Guarantor’s securities and the investment of additional optional amounts in Ordinary Shares under any plan;

(iii)        upon the issuance of any Ordinary Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Guarantor or any of the Guarantor’s Subsidiaries;

(iv)        upon the repurchase of any Ordinary Shares pursuant to an open-market share repurchase program, buy-back transaction, other structured or derivative transaction or a stock repurchase program approved by the Guarantor or otherwise, in each case that is not a tender offer or exchange offer of the nature described under Section 9.04(e);

(v)         for a third-party tender offer (other than a tender offer by any Subsidiary of the Company as described under Section 9.04(e));

(vi)        upon the issuance of any Ordinary Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued (other than a rights plan, to the extent provided in Section 9.10);

(vii)       solely for a change in the par value (or lack of nominal value) of the Ordinary Shares; or

(viii)     for accrued and unpaid interest, if any.

The Company will not be required to make an adjustment pursuant to clauses (a), (b), (c), (d) or (e) of this Section 9.04 unless such adjustment would result in a change of at least 1% of the then effective Exchange Rate.  However, the Company will carry forward any adjustment that the Company would otherwise have to make and take that adjustment into account in any subsequent adjustment.  Notwithstanding the foregoing, all such carried-forward adjustments will be made with respect to the Notes (i) in connection with any subsequent adjustment to the Exchange Rate of at least 1% of the Exchange Rate (when such carried-forward adjustments are taken into account), (ii) on the occurrence of any Fundamental Change or Make-Whole Fundamental Change; (iii) if the Company calls the Notes for Redemption; and (iv) on any Exchange Date (in the case of Physical Settlement) or on each Trading Day of any Observation Period (in the case of Cash Settlement or Combination Settlement).  The Company’s right to defer any such adjustments pursuant to this paragraph is referred to in this Indenture as the “Deferral Exception.”

All calculations and other determinations under this Article IX will be made by the Company and will be made to the nearest one-ten thousandth (1/10,000) of a share.

(j)          Whenever the Exchange Rate is adjusted as herein provided, the Company will, as soon as reasonably practicable, file with the Trustee (and the Exchange Agent if not the Trustee) an Officer’s Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Unless and until a Responsible Officer of the Trustee has received such Officer’s Certificate, the Trustee will not be deemed to have knowledge of any adjustment of the Exchange Rate and may assume without inquiry that the last Exchange Rate of which it has knowledge is still in effect.  As soon as reasonably practicable after delivery of such certificate, the Company will prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which each adjustment becomes effective and will send notice of such adjustment of the Exchange Rate to each Holder.  Failure to deliver such notice will not affect the legality or validity of any such adjustment.

(k)          For purposes of this Section 9.04, the number of Ordinary Shares at any time outstanding will not include shares held in the treasury of the Guarantor so long as the Guarantor does not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Guarantor, but will include shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares.

(l)          For purposes of this Section 9.04, “Effective Date” means the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

Section 9.05        Adjustments of Prices.  Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Exchange Values, the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the period for determining the Stock Price for purposes of a Make-Whole Fundamental Change), the Company will, in good faith, make appropriate adjustments, if any, to each to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the Ex-Dividend Date, Effective Date or Expiration Date of the event occurs, at any time during the period when such Last Reported Sale Prices, Daily VWAPs, Daily Exchange Values or Daily Settlement Amounts are to be calculated.

Section 9.06        Shares to Be Fully Paid.  The Guarantor will provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient Ordinary Shares to provide for exchange of the Notes from time to time as such Notes are presented for exchange (assuming delivery of the maximum number of Additional Shares pursuant to Section 10.03 and that, at the time of computation of such number of shares, all such Notes would be exchanged by a single Holder) and that Physical Settlement is applicable.

Section 9.07        Effect of Recapitalizations, Reclassifications and Changes of the Ordinary Shares.

(a)          In the case of:

(i)          any recapitalization, reclassification or change of the Ordinary Shares (other than changes in par value or resulting from a subdivision or combination),

(ii)        any consolidation, merger or combination involving the Guarantor,

(iii)       any sale, lease or other transfer to a third party of the consolidated assets of the Guarantor and its Subsidiaries substantially as an entirety or

(iv)        any statutory share exchange,

in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (such an event, a “Ordinary Share Change Event,” and such stock, other securities, other property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one Ordinary Share would be entitled to receive on account of such Ordinary Share Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, at and after the effective time of such Ordinary Share Change Event, (1) the consideration due upon exchange of any Note, and the conditions to any such exchange, will be determined in the same manner as if each reference to any number of Ordinary Shares in Article IX (or in any related definitions) were instead a reference to the same number of Reference Property Units; (2) for purposes of the definition of “Fundamental Change” and “Make‑Whole Fundamental Change,” the term “Ordinary Share” will be deemed to mean the Common Equity, if any, forming part of such Reference Property; (3) for purposes of the definition of “Record Date,” the term “Ordinary Share” will be deemed to refer to any class of equity securities forming part of such Reference Property; and (4) the Daily VWAP will be calculated based on the value of a Reference Property Unit.  Prior to or at the effective time of such Ordinary Share Change Event, the Company or the successor or purchasing Person, as the case may be, will execute with the Trustee a supplemental indenture permitted under Section 6.01(k) providing for the aforementioned change in the exchange right of the Notes.

If such Ordinary Share Change Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Ordinary Shares pursuant to such Ordinary Share Change Event (excluding any amounts received pursuant to dissenters’ rights or pursuant to any arrangement not to issue or deliver a fractional portion of any security or other property).

If the holders of the Ordinary Shares receive only cash in such Ordinary Share Change Event, then for all exchanges that occur after the effective date of such Ordinary Share Change Event, (x) the consideration due upon exchange of each $1,000 principal amount of Notes will be solely cash in an amount equal to the Exchange Rate in effect on the Exchange Date (as may be increased by any Additional Shares pursuant to Section 9.03), multiplied by the price paid per Ordinary Share in such Ordinary Shares Change Event and (y) the Company and the Guarantor will satisfy the Exchange Obligation by paying cash to exchanging Holders on the third Business Day immediately following the Exchange Date.  The Company will notify Holders, the Trustee and the Exchange Agent in writing of such weighted average as soon as practicable after such determination is made. In connection with any Ordinary Share Change Event, the Guarantor will also adjust the applicable Distribution Threshold based on the number of Ordinary Shares (or equity securities) comprising the Reference Property and (if applicable) the value of any non-equity consideration comprising the Reference Property.  If the Reference Property is composed solely of non-equity consideration, the applicable Distribution Threshold will be zero. To the extent that the Notes become exchangeable into the right to receive cash, interest will not accrue on such cash.

If any of the foregoing transactions results in the issuer of the Notes being neither the issuer of the Ordinary Shares (or other common equity interests included in the Reference Property) (the “Underlying Shares Issuer”) nor a wholly owned subsidiary of such Underlying Shares Issuer that fully and unconditionally guarantees the Notes, then, in addition to any other applicable requirements set forth in this Indenture, the Notes and the Guarantee, the related supplemental indenture shall also be executed by such Underlying Shares Issuer and shall contain such additional provisions to protect the interests of the Holders of the Notes as we shall reasonably consider necessary by reason of the foregoing.

Such supplemental indenture described in the first paragraph of this subsection (a) will provide for anti-dilution and other adjustments that will be as nearly equivalent as is possible to the adjustments provided for in this Article IX.  If, in the case of any Ordinary Share Change Event, the Reference Property Unit includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Ordinary Share Change Event, then such supplemental indenture will also be executed by such other Person and will contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors reasonably considers necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article X.

(b)          In the event the Company and the Guarantor execute a supplemental indenture pursuant to subsection (a) of this Section 9.07, the Company will promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise the Reference Property Unit after any such Ordinary Share Change Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and will promptly send notice thereof to all Holders.  The Company will cause notice of the execution of such supplemental indenture to be sent to each Holder within 20 days after execution thereof.  Failure to deliver such notice will not affect the legality or validity of such supplemental indenture.

(c)          The Company and the Guarantor shall not become a party to any Ordinary Share Change Event unless its terms are consistent with this Section 9.07.

(d)          The above provisions of this Section will similarly apply to successive Ordinary Share Change Events.

Section 9.08        Certain Covenants.

(a) The Guarantor covenants that any Ordinary Shares issued upon exchange of Notes will be validly issued, fully paid and non-assessable by the Guarantor and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Guarantor further covenants that if at any time the Ordinary Shares are listed on any national securities exchange or automated quotation system, the Guarantor will use commercially reasonable efforts to list and keep listed, so long as the Ordinary Shares are so listed on such exchange or automated quotation system, any Ordinary Shares issuable upon exchange of the Notes.

Section 9.09        Responsibility of Trustee and Exchange Agent.  The Trustee and the Exchange Agent will not at any time be under any duty or responsibility to any Holder to determine the Exchange Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Exchange Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same.  The Trustee and the Exchange Agent will not be accountable with respect to the validity or value (or the kind or amount) of any Ordinary Shares, or of any securities, property or cash that may at any time be issued or delivered upon the exchange of any Note; and the Trustee and the Exchange Agent make no representations with respect thereto.  Neither the Trustee nor the Exchange Agent will be responsible for any failure of the Company or the Guarantor to issue, transfer or deliver any Ordinary Shares or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article.  Without limiting the generality of the foregoing, neither the Trustee nor the Exchange Agent will be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 9.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the exchange of their Notes after any event referred to in such Section 9.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 15.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and will be protected in conclusively relying upon, the Officer’s Certificate (which the Company will be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.  Neither the Trustee nor the Exchange Agent will be responsible for determining whether any event contemplated by Section 9.01(b) has occurred that makes the Notes eligible for exchange or no longer eligible therefor until the Company has delivered to the Trustee and the Exchange Agent the notices referred to in Section 9.01(b) with respect to the commencement or termination of such exchange rights, on which notices the Trustee and the Exchange Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Exchange Agent immediately after the occurrence of any such event or at such other times as will be provided for in Section 9.01(b).  The Exchange Agent (if other than the Company or an Affiliate of the Company) will have the same protection under this Section 9.09 as the Trustee.

Section 9.10        Stockholder Rights Plans.  To the extent that the Guarantor has a rights plan in effect upon exchange of the Notes, each Ordinary Share, if any, issued upon such exchange will be entitled to receive the appropriate number of rights, if any, and the certificates representing the Ordinary Shares (if any) issued upon such exchange will bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time; provided, however, that if, at the time of exchange, the rights have separated from the Ordinary Shares in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Ordinary Shares, if any, issuable upon exchange of the Notes, the Exchange Rate will be adjusted at the time of separation as if the Guarantor distributed Property to all or substantially all holders of the Ordinary Shares as provided in Section 9.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 9.11        Exchange by Third Party In Lieu of Exchange by the Guarantor.  Notwithstanding anything to the contrary in this Article IX, and subject to the terms of this Section 9.11, if a Note is submitted for exchange, the Company may elect to arrange to have such Note exchanged by a financial institution designated by the Company.  To make such election, the Company must send notice of such election to the Holder of such Note, the Trustee and the Exchange Agent before the close of business on the Scheduled Trading Day immediately following the Exchange Date for such Note.  If the Company has made such election, then:

(a)          no later than the Business Day immediately following such Exchange Date, the Company must deliver (or cause the Exchange Agent to deliver) such Note, together with delivery instructions for the consideration due upon such exchange (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to deliver such consideration in the manner and at the time the Company would have had to deliver the same pursuant to this Article IX;

(b)          if such Note is a Global Note, then (i) such designated financial institution will send written confirmation to the Exchange Agent promptly after wiring the cash consideration, if any, and delivering any other consideration, due upon such exchange to the Holder of such Note; and (ii) the Exchange Agent will as soon as reasonably practicable thereafter contact such Holder’s custodian with the Depositary to confirm receipt of the same; and

(c)          such Note will not cease to be outstanding by reason of such exchange in lieu of exchange;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such consideration, then the Company will be responsible for delivering such consideration in the manner and at the time provided in this Article IX as if the Company had not elected to make an exchange.

Section 9.12        Payments Net of Taxes or Other Sums. The Trustee and the Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

Section 9.13        Share Exchange Limitations.  Under English law, the Guarantor must obtain shareholder authority to allot and issue Ordinary Shares.  The number of Ordinary Shares, if any, deliverable upon exchange of the Notes may not exceed the number of Ordinary Shares authorized by the Guarantor shareholders to be allotted and issued by the Guarantor’s Board of Directors, and not previously used by the Guarantor’s Board of Directors, at the time of the exchange (the “Allotment Share Cap”).

If the number of Ordinary Shares deliverable to settle an exchange of Notes would exceed the Allotment Share Cap, the Guarantor shall not elect, or be deemed to elect, Physical Settlement in respect of the applicable exchange, and, in lieu of delivering any Ordinary Shares in excess of the Allotment Share Cap, the Guarantor shall deliver to such exchanging Holder cash in an amount equal to the number of such Ordinary Shares in excess of the Allotment Share Cap multiplied by the average of the Daily VWAP on each Trading Day of the Observation Period that applies to such exchange; provided that the Guarantor will notify the exchanging Holder of the exact manner in which such cash value will be determined at least one Scheduled Trading Day prior to the commencement of the Observation Period, based on which such cash value will be determined.

ARTICLE X.
REPURCHASE AND REDEMPTION OF NOTES

Section 10.01      Repurchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time, each Holder will have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof in an Authorized Denomination, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company will instead pay, on or before such Interest Payment Date, the full amount of accrued and unpaid interest due on such Interest Payment Date to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price will be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article X.  The Fundamental Change Repurchase Date shall be subject to postponement in order to allow the Company to comply with applicable law as a result of changes to such applicable law occurring after the date of this Indenture.

(b)          Repurchases of Notes under this Section 10.01 will be made, at the option of the Holder thereof, upon:

(i)          delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) substantially in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Scheduled Trading Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)         delivery of the Notes, if the Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased will state:

(i)          in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase or, in the case of Global Notes, the Fundamental Change Repurchase Notice must comply with appropriate Depositary Procedures;

(ii)         the portion of the principal amount of Notes to be repurchased, which must be in an Authorized Denomination; and

(iii)        that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 10.01 will have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Scheduled Trading Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 10.02.

The Paying Agent will promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c)          On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company will provide to all Holders of the Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof.  In the case of Physical Notes, such notice will be by first class mail or, in the case of Global Notes, such notice will be delivered in accordance with the applicable procedures of the Depositary.  Each Fundamental Change Company Notice will specify:

(i)          the events causing the Fundamental Change;

(ii)        the date of the Fundamental Change;

(iii)        the last date on which a Holder may exercise the repurchase right pursuant to this Article X;

(iv)        the Fundamental Change Repurchase Price;

(v)         the Fundamental Change Repurchase Date;

(vi)        the name and address of the Paying Agent and the Exchange Agent, if applicable;

(vii)      if applicable, the Exchange Rate and any adjustments to the Exchange Rate;

(viii)     if applicable, that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be exchanged only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix)        the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein will limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 10.01.

At the Company’s written request and upon 15 days prior notice, the Trustee will give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice will be prepared by the Company.

(d)          Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes).  The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary will be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto will be deemed to have been withdrawn.

Section 10.02      Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with this Section 10.02 at any time prior to the close of business on the Scheduled Trading Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)          the principal amount of the Notes with respect to which such notice of withdrawal is being submitted (which principal amount must be in an Authorized Denomination),

(ii)         if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted or, if the Notes are Global Notes, the notice must comply with appropriate procedures of the Depositary, and

(iii)        the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in an Authorized Denomination.

Section 10.03      Deposit of Fundamental Change Repurchase Price. (a) The Company will deposit with the Trustee (or other Paying Agent appointed by the Company, or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 4.04) on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price.  Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions in Section 10.01) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by Section 10.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they will appear in the Note Register; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.  The Trustee will, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.  Nothing herein will preclude any withholding tax required by law.

(b)          If by 11:00 a.m.  New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or Paying Agent), subject to the right of a Holder of any Notes on a Regular Record Date to receive the related interest payment, and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if applicable, interest as provided in Section 10.01(a)).

(c)          Upon surrender of a Note that is to be repurchased in part pursuant to Section 10.01, the Company will execute and the Trustee will authenticate and deliver to the Holder a new Note in an Authorized Denomination equal in principal amount to the un-repurchased portion of the Note surrendered.

Section 10.04          Covenant to Comply with Applicable Laws Upon Repurchase of Notes.  In connection with any repurchase offer, the Company and the Guarantor will, if required:

(a)          comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(b)          file a Schedule TO or any successor or similar schedule required under the Exchange Act; and

(c)          otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article X to be exercised in the time and in the manner specified in this Article X. To the extent that the provisions of any securities laws or regulations conflict with the Company’s obligations to offer to repurchase Notes pursuant to a Fundamental Change Repurchase Notice as a result of changes to such applicable law occurring after the date of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this Indenture.

Section 10.05      Third Party May Conduct Repurchase Offer In Lieu of the Company.  Notwithstanding anything to the contrary in this Article X, the Company will be deemed to satisfy its obligations under this Article X if one or more third parties conduct any offer to repurchase Notes, and effect any repurchase of any Notes, otherwise required by this Article X in a manner that would have satisfied the requirements of this Article X if conducted directly by the Company.

Section 10.06      No Need to Conduct a Fundamental Change Repurchase Offer for a Par Excess Merger Event.  Notwithstanding anything to the contrary in this Article X, the Company will not be required to send a Fundamental Change Company Notice pursuant to Section 10.01(c), or offer to repurchase or repurchase any Notes pursuant to this Article X, in connection with a Fundamental Change occurring pursuant to clause (b)(ii) of the definition thereof, if (a) such Fundamental Change constitutes an Ordinary Share Change Event whose Reference Property consists solely of cash in U.S. dollars; (b) immediately after such Fundamental Change, the Notes become exchangeable, pursuant to Section 9.07 and, if applicable, Section 9.03, into solely such cash in an amount per $1,000 aggregate principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Notes (calculated assuming that the same includes accrued interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (c) the Company timely sends the notice relating to such Fundamental Change required pursuant to Section 9.01(b)(iii) (such a Fundamental Change that satisfies clauses (a) and (b) above and in connection with which the Company has satisfied the requirement set forth in this clause (c), a “Par Excess Merger Event”).

Section 10.07      Right of the Company to Redeem the Notes.

(a)          Right to Redeem the Notes After a Change in Tax Law.

(i)          Generally.  Subject to the terms of this Section 10.07, the Company has the right, at its election, to redeem all, but not less than all, of the Notes, at any time, on a Redemption Date before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if (i) the Company has (or, on the next date any amount is payable on the Notes, would) become obligated to pay any Additional Amounts as a result of any Change in Tax Law; (ii) the Company cannot avoid such obligation by taking commercially reasonable measures available to the Company (provided that changing the Company’s jurisdiction is not a reasonable measure for purposes of this Section 10.07(a)); and (iii) the Company delivers to the Trustee (1) an Opinion of Counsel from outside legal counsel of recognized standing in the Relevant Taxing Jurisdiction attesting to clause (i) above; and (2) an Officer’s Certificate attesting to clauses (i) and (ii) above; provided, however, that, except in the case of a Tax Redemption With Irrevocable Physical Settlement, the Company may not redeem any Notes on a Redemption Date occurring on or after the 40th Scheduled Trading Day prior to the Maturity Date.  For the avoidance of doubt, the calling of the Notes for Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof.

(ii)        Tax Redemption Opt-Out Election.  If the Company calls the Notes for Redemption, then, notwithstanding anything to the contrary in this Section 10.07 or in Section 4.07, each Holder will have the right to elect (a “Tax Redemption Opt-Out Election”) not to have such Holder’s Notes (or any portion thereof in an Authorized Denomination) redeemed pursuant to such Redemption, in which case, from and after the Redemption Date for such Redemption (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, from and after such time as the Company pays such Redemption Price in full), the Company will no longer have any obligation to pay any Additional Amounts with respect to such Notes solely as a result of such Change in Tax Law, and all future payments with respect to such Notes will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction’s taxes required by law to be deducted or withheld as a result of such Change in Tax Law (it being understood, for the avoidance of doubt, that if such Holder exchanges such Notes with an Exchange Date occurring before the related Redemption Date, then the Company will be obligated to pay Additional Amounts, if any, with respect to such exchange).

(A)          Tax Redemption Opt-Out Notice.  To make a Tax Redemption Opt-Out Election with respect to any Note (or any portion thereof in an Authorized Denomination), the Holder of such Note must deliver a written notice (a “Tax Redemption Opt-Out Election Notice”) to the Paying Agent before the close of business on the second Scheduled Trading Day immediately before the related Redemption Date (it being understood that a Holder that complies with the requirements for exchange set forth under Section 9.02 shall be deemed to have delivered a notice of its election to not have the Notes so redeemed), which notice must state: (x) if such Note is a Physical Note, the certificate number of such Note; (y) the principal amount of such Note as to which the Tax Redemption Opt-Out Election will apply, which must be an Authorized Denomination; and (z) that such Holder is making a Tax Redemption Opt-Out Election with respect to such Note (or such portion thereof); provided, however, that if such Note is a Global Note, then such notice must comply with the Depositary Procedures (and any such notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 10.07(a)(ii)(A)).

(B)          Withdrawal of Tax Redemption Opt-Out Election Notice.  A Holder that has delivered a Tax Redemption Opt-Out Election Notice with respect to any Note (or any portion thereof in an Authorized Denomination) may withdraw such Tax Redemption Opt-Out Election Notice by delivering a written withdrawal notice to the Paying Agent at any time before the close of business on the second Scheduled Trading Day immediately before the related Redemption Date, which withdrawal notice must state: (x) if such Note is a Physical Note, the certificate number of such Note; (y) the principal amount of such Note as to which the Tax Redemption Opt-Out Election is being withdrawn, which must be an Authorized Denomination; and (z) that such Holder is withdrawing the Tax Redemption Opt-Out Election with respect to such Note (or such portion thereof); provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 10.07(a)(ii)(B)).

(b)          Redemption Prohibited in Certain Circumstances.  If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the related Redemption Price with respect to such Notes), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 10.07; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(c)          Redemption Date.  The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than 76, nor less than 46, Scheduled Trading Days after the Redemption Notice Date for such Redemption; provided, however, that if the Company is then otherwise permitted to settle exchanges by Physical Settlement, and the Company irrevocably elects Physical Settlement to apply to all Notes that are exchanged at any time after the Company sends the related Redemption Notice and before the close of business on the second Scheduled Trading Day immediately before the Redemption Date, then the Company may instead elect to set the Redemption Date on a Business Day of the Company’s choosing that is no more than 76, nor less than 16, calendar days after the date the Company sends such Redemption Notice.  In that event, the Company will be required to settle all exchanges pursuant to Section 10.07(a) by Physical Settlement and will set forth such irrevocable settlement election in the related redemption notice (a “Tax Redemption With Irrevocable Physical Settlement”).

(d)          Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption (unless the Redemption Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company will instead pay, on or before such Interest Payment Date to the Holder of record on such Regular Record Date, the full amount of accrued and unpaid due on such Interest Payment Date, and the Redemption Price will be equal to 100% of the principal amount of the Notes to be redeemed).

(e)          Redemption Notice.  To call any Notes for Redemption, the Company must (x) send to each Holder of such Notes (and to any beneficial owner of a Global Note, if required by applicable law), the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i)          that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii)         the Redemption Date for such Redemption;

(iii)       the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 10.07(d));

(iv)        the name and address of the Paying Agent and the Exchange Agent;

(v)         that Notes called for Redemption may be exchanged at any time before the close of business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi)        the Exchange Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Exchange Rate that may result from such Redemption (including pursuant to Section 9.03);

(vii)       that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption Price; and

(viii)      the CUSIP and ISIN numbers, if any, of the Notes.

No less than two Business Days (unless a shorter period is satisfactory to the Trustee, the Note Registrar and the Paying Agent) before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee, the Note Registrar and the Paying Agent.

(f)          Payment of the Redemption Price.  Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 4.01, the Company will cause the Redemption Price for a Note subject to Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Redemption Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the Redemption, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be redeemed are complied with (in the case of a Global Note).  For the avoidance of doubt, interest payable pursuant to the proviso to Section 10.07(d) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 10.07(f).

ARTICLE XI.
GUARANTEE

Section 11.01      Guarantee.  The Guarantor hereby fully, unconditionally and irrevocably guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity or by acceleration, or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes, (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes and (c) the delivery by the Company of the Preference Shares in connection with exchanges of the Notes in accordance with the Articles and this Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and that the Guarantor will remain bound under this Article XI notwithstanding any extension or renewal of any Guaranteed Obligation.

The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  The Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations.  The obligations of the Guarantor hereunder will not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the obligations; (f) the invalidity, unenforceability, release, discharge, compromise, repudiation, avoidance or subordination of the Guaranteed Obligations; or (g) any change in the ownership of the Guarantor.

The Guarantor further agrees that neither the Trustee nor any other Person will have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the obligations hereunder or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by the Guarantor of its liabilities and obligations under the Guarantee or under this Indenture.

The Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

The Guarantor further agrees that its Guarantee herein will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

The Guarantor agrees that it will not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations.  The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article V for the purposes of the Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article V, such Guaranteed Obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purposes of this Section.

The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

Section 11.02      Limitation on Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable state law.  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations will not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 11.03      Successors and Assigns.

This Article XI will be binding upon the Guarantor and its successors and assigns and will inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes will automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.04          No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article XI will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XI at law, in equity, by statute or otherwise.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

Section 12.01      Provisions Binding on Company’s and Guarantor’s Successors.  All the covenants, stipulations, promises and agreements of the Company and the Guarantor contained in this Indenture will bind its successors and assigns whether so expressed or not.

Section 12.02      Official Acts by Successor Company.  Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or authorized signatory of the Company or Guarantor shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that will at the time be the lawful sole successor of the Company or the Guarantor, as applicable.

Section 12.03      Legal Holidays.  If a payment date is a Legal Holiday (which, solely for the purposes of any payment required to be made on any such day shall also not include days in which the office where the place of payment is authorized or required by law to close), payment shall be made, with the same force and effect as if made on the relevant scheduled payment date, on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Regular Record Date is a Legal Holiday, the Record Date shall not be affected.

Section 12.04      No Security Interest Created.  Nothing in this Indenture or in the Notes, expressed or implied, will be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 12.05      Benefits of Indenture.  Nothing in this Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Exchange Agent, any authenticating agent, any Note Registrar and their successors hereunder or the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.06      Table of Contents, Headings, Etc.  The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.07      Execution in Counterparts.  This Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same instrument.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

In the event any provision of this Indenture or in the Notes is held to be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired.

Section 12.08      Force Majeure.  In no event will the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and applicable Agent will use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.09      Calculations.  Except as otherwise provided herein, the Company will be responsible for making all calculations and determinations called for under the Notes.  Neither the Trustee, the Exchange Agent or any other Agent is responsible for such calculations or determinations. These calculations and determinations include determinations of the Stock Price, the Last Reported Sale Prices of the Ordinary Shares, the Daily VWAPs, the Daily Settlement Amounts, the Daily Exchange Values, accrued interest payable on the Notes and the Exchange Rate of the Notes.  The Company will make all these calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on Holders, the Trustee and the Exchange Agent.  The Company will provide a schedule of its calculations to each of the Trustee and the Exchange Agent, and each of the Trustee and Exchange Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.  The Trustee or the Exchange Agent, as applicable, will forward the Company’s calculations to any Holder upon the written request of that Holder at the sole cost and expense of the Company.

Section 12.10     USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 12.11      [Reserved]

Section 12.12      Governing Law.  THIS INDENTURE, THE NOTES AND THE GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES AND THE GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

Each of the Company and the Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture (including the Guarantee) or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. EACH OF THE COMPANY, THE TRUSTEE, EACH AGENT AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Each of the Company and the Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture (including the Guarantee) or the Notes brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.13      Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(a)          an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.14      Agent for Service of Process. Each of the Company and the Guarantor has appointed ASHUSA Inc., 615 South DuPont Highway, Dover, Delaware, 19901, United States, as its agent to receive service of process or other legal summons for purposes of any legal suit, action or proceeding arising out of or based upon this Indenture that may be instituted in any state or federal court located in the Borough of Manhattan in The City of New York, New York.

Section 12.15      Notices. To the extent that the mandatory rules and procedures of DTC or other Depositary conflict with this Indenture, any notice will be deemed to satisfy the requirements of this Indenture if it complies with the mandatory rules and procedures of DTC or such other Depositary.

Section 12.16      Acknowledgment and Consent to Bail-In.

Under this Section 12.16:

“Bail in Legislation” means, in relation to the United Kingdom and a member state of the European Economic Area which has implemented, or at any time implements, the BRRD, the relevant implementing law or regulation as described in the EU Bail in Legislation Schedule from time to time.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant write down and conversion powers in the applicable Bail in Legislation may be exercised.

“BRRD Party” means The Bank of New York Mellon SA/NV, Luxembourg Branch, as Note Registrar, Transfer Agent and Paying Agent under this Indenture.

“Bail in Powers” means any write down and conversion powers as defined in relation to the relevant Bail in Legislation.

“EU Bail in Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail in Powers in relation to the relevant BRRD Party.

Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between the parties, each counterparty to a BRRD Party under this Indenture shall acknowledge and accept that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail in Powers by the Relevant Resolution Authority, and acknowledge, accept, and agree to be bound by:

(a)          the effect of the exercise of Bail in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)        the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)       the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii)      the cancellation of the BRRD Liability; or

(iv)      the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)          the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail in Powers by the Relevant Resolution Authority.

ARTICLE XIII.
CONCERNING THE HOLDERS

Section 13.01      Action by Holders.  Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced by (a) any instrument or any number of instruments executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article XIV, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders.  Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but will not be required to, fix in advance of such solicitation, a date as the record date for determining the Holders entitled to take such action.  The record date, if one is selected, will be not more than 15 days prior to the date of commencement of solicitation of such action.

Section 13.02       Proof of Execution by Holders.  Subject to the provisions of Sections 14.05, 15.01 and 15.02, proof of the execution of any instrument by a Holder or its agent or proxy will be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as is satisfactory to the Trustee.  The holding of Notes will be proved by the Note Register or by a certificate of the Note Registrar.  The record of any Holders’ meeting will be proved in the manner provided in Section 14.06 hereof.

Section 13.03      Who Are Deemed Absolute Owners.  The Company, the Guarantor, the Trustee, any authenticating agent, any Paying Agent, any Exchange Agent, any Transfer Agent and any Note Registrar may deem the Person in whose name a Note is registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note is overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company, the Guarantor or any Note Registrar) for the purpose of receiving payment of or on account of the principal of and (subject to Section 2.03) accrued and unpaid interest on such Note, for exchange of such Note and for all other purposes under this Indenture; and neither the Company, the Guarantor nor the Trustee nor any Paying Agent nor any Transfer Agent nor any Exchange Agent nor any Note Registrar will be affected by any notice to the contrary.  The sole registered holder of a Global Note will be the Depositary or its nominee.  All such payments or deliveries so made to any Holder for the time being, or upon its order, will be valid, and, to the extent of the sums or Ordinary Shares so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note.  Notwithstanding anything to the contrary in this Indenture or the Notes, following an Event of Default, any owner of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such owner’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 13.04      Company-Owned Notes Disregarded.  In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, the Guarantor or any Subsidiary of the Company or the Guarantor or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or the Guarantor or any Subsidiary of the Company or the Guarantor, will be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee is protected in conclusively relying on any such direction, consent, waiver or other action, only Notes that a Responsible Officer actually knows are so owned will be so disregarded.  Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 13.04 if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company, the Guarantor or a Subsidiary of the Company or the Guarantor, or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, the Guarantor or a Subsidiary of the Company or the Guarantor.  In the case of a dispute as to such right, any decision or indecision by the Trustee taken upon the advice of counsel will be full protection to the Trustee.  The Company will, as soon as reasonably practicable, deliver to the Trustee for cancellation all Notes that the Company, the Guarantor or any of their respective Subsidiaries has purchased or otherwise acquired.

Section 13.05      Revocation of Consents; Future Holders Bound.  At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 13.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 13.02, revoke such action so far as concerns such Note.  Except as aforesaid, any such action taken by the Holder of any Note will be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE XIV.
HOLDERS’ MEETINGS

Section 14.01      Purpose of Meetings.  A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article XIV for any of the following purposes:

(a)          to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article V;

(b)          to remove the Trustee and nominate a successor trustee pursuant to the provisions of Section 15.05;

(c)          to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 6.02; or

(d)          to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 14.02      Call of Meetings by Trustee.  The Trustee may at any time call a meeting of Holders to take any action specified in Section 14.01, to be held at such time and at such place as the Trustee determines.  Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 13.01, will be sent to Holders of such Notes.  Such notice will also be sent to the Company.  Such notices will be sent not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders will be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 14.03      Call of Meetings by Company or Holders.  In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, have requested the Trustee to call a meeting of Holders by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee has not sent the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 14.01, by sending notice thereof as provided in Section 14.02.

Section 14.04      Qualifications for Voting.  To be entitled to vote at any meeting of Holders a Person must (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting.  The only Persons who are entitled to be present or to speak at any meeting of Holders will be the Persons entitled to vote at such meeting, and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 14.05      Regulations.  Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it thinks fit.

The Trustee will, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting has been called by the Company or by Holders as provided in Section 14.03, in which case the Company or the Holders calling the meeting, as the case may be, will in like manner appoint a temporary chairman.  A permanent chairman and a permanent secretary of the meeting will be elected by vote of the Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote at the meeting.

Subject to Section 13.04, at any meeting of Holders, each Holder or proxy-holder will be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote will be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding.  The chairman of the meeting will have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders.  Any meeting of Holders duly called pursuant to Section 14.02 or Section 14.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 14.06      Voting.  The vote upon any resolution submitted to any meeting of Holders will be by written ballot on which will be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them.  The permanent chairman of the meeting will appoint two inspectors of votes who will count all votes cast at the meeting for or against any resolution and who will make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting.  A record in duplicate of the proceedings of each meeting of Holders will be prepared by the secretary of the meeting, and there will be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was sent as provided in Section 14.02.  The record will show the aggregate principal amount of the Notes voting in favor of or against any resolution.  The record will be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates will be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified will be conclusive evidence of the matters therein stated.

Section 14.07      No Delay of Rights by Meeting.  Nothing contained in this Article XIV will be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or the Notes.  Nothing contained in this Article XIV will be deemed or construed to limit any Holder’s actions pursuant to the applicable procedures of the Depositary so long as the Notes are issued in global form.

ARTICLE XV.
TRUSTEE

Section 15.01          Duties and Responsibilities of the Trustee.  The Trustee, prior to the occurrence of an Event of Default with respect to any Notes and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture.  In case an Event of Default with respect to the Notes has occurred that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided, however, that if an Event of Default with respect to the Notes occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

No provision of this Indenture will be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a)          prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default with respect to the Notes that may have occurred:

(i)          the duties and obligations of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee will not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)        in the absence of gross negligence or willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee will be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto;

(b)          the Trustee will not be liable for any error of judgment made or for any action it takes or omits to take in good faith by a Responsible Officer or officers of the Trustee, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c)          the Trustee will not be responsible or liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized, directed or within the rights or powers conferred upon it by this Indenture;

(d)          the Trustee will not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(e)          whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee will be subject to the provisions of this Section;

(f)          the Trustee will not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to any Notes;

(g)          if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event; and

(h)          money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  In the absence of written investment direction from the Company, all cash received by the Trustee will be placed in a non-interest bearing trust account, and in no event will the Trustee be liable for the selection of investments or for investment losses, fees, taxes, charges or other costs incurred with respect thereto or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee will have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company.

None of the provisions contained in this Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, including in taking any action at the request or direction of Holders, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk, liability, loss, fee or expense is not reasonably assured to it or it does not receive indemnity or security satisfactory to it in its discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws, it being understood that the Trustee shall not be required to advance its own funds in connection with its duties and responsibilities as Trustee. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

The Trustee will furnish the Company periodic cash transaction statements that include details for all investment transactions effected by the Trustee or brokers selected by the Company.  Upon the Company’s election, such statements will be delivered via the Trustee’s online service, and, upon electing such service, paper statements will be provided only upon request.  The Company acknowledges that, to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions effected by the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.  The Company further understands that trade confirmations for securities transactions effected by the Trustee will be available upon request and at no additional cost, and other trade confirmations may be obtained from the applicable broker.

Section 15.02      Reliance on Documents, Opinions, Etc.  Except as otherwise provided in Section 15.01:

(a)          The Trustee may conclusively rely and will be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not to investigate any fact or matter stated in such document, but may, if it reasonably sees fit, make such inquiry without incurring liability;

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c)          Any request, direction, order or demand of the Company mentioned herein will be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company.

(d)          The Trustee may consult with counsel of its selection and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel will be full and complete authorization and protection or reliance on in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(e)          The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee will determine to make such further inquiry or investigation, it will be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and will incur no liability of any kind by reason of such inquiry or investigation.

(f)          The Trustee will not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)          The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified and/or secured to its satisfaction, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder and by each Agent, custodian and other Person employed to act hereunder.  Absent willful misconduct or gross negligence, no Agent shall be liable for acting in good faith on instructions believed by it to be genuine and from the proper party or parties.

(h)          The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e., an incumbency certificate).

(i)          The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee will not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder.

(j)          The permissive rights of the Trustee enumerated herein will not be construed as duties.

(k)          The Trustee will not be required to give any bond or surety in respect of the performance of its powers and duties under this Indenture.

(l)          Delivery of reports, information and documents to the Trustee under Section 4.12 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(m)        The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders have offered to the Trustee security or indemnity satisfactory to it in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Under no circumstances will the Trustee be liable to the Company for any indirect, punitive or consequential loss (being loss of business, goodwill, opportunities or profit) even if advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise, even if foreseeable and even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Trustee will not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (x) a Responsible Officer has actual knowledge of such Default or Event of Default or (y) written notice of such Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

The Trustee, any Paying Agent, the Notes Registrar or any other agent of the Company or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, may make loans to, accept deposits from, and perform services for the Company and the Guarantor and may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Notes Registrar or such other agent. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, of which it has actual knowledge, it must eliminate such conflict within 90 days or resign as Trustee.

Notwithstanding anything else herein contained, each of the Trustee and the Agents may refrain without liability from doing anything that would or might, in its reasonable opinion, based on the advice of counsel, be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any jurisdiction forming a part of it, and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction applicable to the Trustee and/or the Agents and may without liability do anything which is, in its reasonable opinion, based on the advice of counsel, necessary to comply with any such law, directive or regulation.

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 15.03      Compensation and Expenses of Trustee.  The Company covenants and agrees to pay to the Trustee and the Agents from time to time, and the Trustee and the Agents will receive, such compensation for all services rendered by it hereunder in any capacity (which will not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee, the Agents and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as is caused by its gross negligence or willful misconduct.  The Company and each Guarantor, if any, jointly and severally, also covenant to indemnify the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and their agents and any authenticating agent for, and to hold them harmless against, any loss, claim (whether asserted by the Company, any Holder or any other person), damage, liability or expense incurred without gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, and arising out of or in connection with the acceptance or administration of this trust or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises or in connection with enforcing the provisions of this Section 15.03.  The obligations of the Company and the Guarantors, if any, under this Section 15.03 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances will be secured by a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 5.05, funds held in trust herewith for the benefit of the Holders of particular Notes.  The Trustee’s right to receive payment of any amounts due under this Section 15.03 will not be subordinate to any other liability or indebtedness of the Company.  The obligations of the Company and the Guarantor under this Section 15.03 will survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee.  Neither the Company nor any Guarantor will need pay for any settlement made without its consent, which consent will not be unreasonably withheld.  The indemnification provided in this Section 15.03 will extend to the officers, directors, agents and employees of the Trustee.

In the event of the occurrence of an Event of Default, where the Trustee reasonably considers it expedient or necessary or is being requested by the Company, in each case, to undertake duties which the Trustee and Company reasonably believe to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Company shall pay to the Trustee such additional remuneration for such duties as may be agreed between them.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after a Bankruptcy Event occurs with respect to the Company, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 15.04      Eligibility of Trustee.  There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales or the United States of America or any state thereof that is authorized under such laws to exercise corporate trust power and that is generally recognized as a corporation that customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum. No obligor under the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee.

Section 15.05      Replacement of Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 15.05.

The Trustee may resign with respect to the Notes by so notifying the Company at least 30 days prior to the date of the proposed resignation.  The Holders of a majority in principal amount of the Notes may remove the Trustee with respect to the Notes by so notifying the Trustee and the Company.  The Company may remove the Trustee with respect to the Notes if:

(a)          the Trustee fails to comply with Section 15.04;

(b)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)          a custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee with respect to the Notes to replace the successor Trustee appointed by the Company with respect to the Notes.

If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least a majority in principal amount of the applicable Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, at the expense of the Company.

A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Immediately after that, the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee subject to the lien provided for in Section 15.03, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee with respect to the Notes for which it is acting as Trustee under this Indenture.  A successor Trustee will send a notice of its succession to each Holder of the Notes.  Notwithstanding replacement of the Trustee pursuant to this Section 15.05, the Company’s obligations under Section 15.03 will continue for the benefit of the retiring Trustee with respect to expenses and liabilities incurred by it for actions taken or omitted to be taken in accordance with its rights, powers and duties under this Indenture prior to such replacement.

The Trustee will have no responsibility or liability for the action or inaction of a successor trustee.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article XV, without the execution or filing of any document or any further act on the part of any of the parties hereto. The successor Trustee, however, shall promptly notify the Company and the Holder of its successor to the office of the Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 15.06      Agents.

(a)          Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)          Agents of Trustee. The Company and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Company and need have no concern for the interests of the Holders.

(c)          Moneys Held. Moneys held by Agents need not be segregated from other funds except to the extent required by law. The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(d)          Publication of Notices. Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Company will have been met upon delivery of the notice to the Depositary.

(e)          Authorized Signatories. The Company shall provide the Agents with a certified list of authorized signatories within a reasonable time following a request for such list by an Agent.

(f)          Relationship with Third Parties. The Agents shall act solely as agents of the Company and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Company, except as expressly stated elsewhere in this Indenture.

(g)          Instructions. In the event that instructions given to any Agent are not reasonably clear or are conflicting or equivocal, then such Agent shall be entitled to seek clarification from the Company or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within two Business Days upon receipt by such Agent of such instructions. If an Agent has sought clarification or resolution in accordance with this Section 15.06, then such Agent shall be entitled to take no action until such clarification is provided to its reasonable satisfaction, and shall not incur any liability for not taking any action pending receipt of such clarification or resolution.

(h)          Mechanical Nature. The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(i)          No Payment. No Agent shall be required to make any payment of the principal, interest or other amount payable pursuant to this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Company and for which it did not receive the full amount, the Company will reimburse the Agent the full amount of any shortfall.

(j)          Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Company. The Trustee or Company may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company are unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee, may appoint a successor agent on the Company’ behalf or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 15.03.

(k)          Assured Reimbursement. The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

ATLANTICA SUSTAINABLE INFRASTRUCTURE JERSEY LIMITED, as Company

By:	/S/ Francisco Martinez-Davis
	Name:	Francisco Martinez-Davis
	Title:	Authorized Signatory

ATLANTICA SUSTAINABLE INFRASTRUCTURE PLC, as Guarantor

By:	/s/ Santiago Seage
	Name:	Santiago Seage
	Title:	Authorized Signatory

[Signature Page to Indenture]

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED as Trustee

By:	/s/ Michael Lee
	Name:	Michael Lee
	Title:	Authorised Signatory

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Paying Agent and Exchange Agent

By:	/s/ Michael Lee
	Name:	Michael Lee
	Title:	Authorised Signatory

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON SA/NV, LUXEMBOURG BRANCH as Transfer Agent and Note Registrar

By:	/s/ Michael Lee
	Name:	Michael Lee
	Title:	Authorised Signatory

[Signature Page to Indenture]